Windstream Holdings II, LLC Consolidated Financial Information For the year ended December 31, 2023 Exhibit 99.1

Windstream Holdings II, LLC Table of Contents Page No. Report of Independent Auditors F-1 Consolidated Financial Statements: Consolidated Statements of Operations F-3 Consolidated Statements of Comprehensive Income (Loss) F-4 Consolidated Balance Sheets F-5 Consolidated Statements of Cash Flows F-6 Consolidated Statements of Equity (Deficit) F-7 Notes to Consolidated Financial Statements F-8

Report of Independent Auditors To the Board of Managers of Windstream Holdings II, LLC Opinion We have audited the accompanying consolidated financial statements of Windstream Holdings II, LLC and its subsidiaries (the "Company"), which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of operations, of comprehensive income (loss), of equity (deficit) and of cash flows for each of the three years in the period ended December 31, 2023, including the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023 in accordance with accounting principles generally accepted in the United States of America. Basis for Opinion We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors' Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Responsibilities of Management for the Consolidated Financial Statements Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for one year after the date the consolidated financial statements are available to be issued. Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors' report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements. F-1

In performing an audit in accordance with US GAAS, we: • Exercise professional judgment and maintain professional skepticism throughout the audit. • Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. • Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed. • Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements. • Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time. We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit. /s/ PricewaterhouseCoopers LLP Little Rock, Arkansas March 11, 2024 F-2

WINDSTREAM HOLDINGS II, LLC CONSOLIDATED STATEMENTS OF OPERATIONS For the years ended December 31, (Millions) 2023 2022 2021 Revenues and sales: Service revenues $ 3,948.0 $ 4,183.8 $ 4,355.8 Sales revenues 38.7 45.1 63.1 Total revenues and sales 3,986.7 4,228.9 4,418.9 Costs and expenses: Cost of services (exclusive of depreciation and amortization included below) 2,457.9 2,653.1 2,749.6 Cost of sales 40.4 47.8 58.6 Selling, general and administrative 747.2 747.9 667.0 Depreciation and amortization 790.8 801.4 751.5 Net (gain) loss on asset retirements and dispositions (1.8) 51.1 35.6 Total costs and expenses 4,034.5 4,301.3 4,262.3 Operating (loss) income (47.8) (72.4) 156.6 Other (expense) income, net (13.8) (21.9) 47.9 Gain on early extinguishment of debt — — 10.2 Interest expense (209.6) (185.4) (175.8) (Loss) income before income taxes (271.2) (279.7) 38.9 Income tax benefit (expense) 61.4 62.0 (21.5) Net (loss) income $ (209.8) $ (217.7) $ 17.4 The accompanying notes are an integral part of these consolidated financial statements. F-3

WINDSTREAM HOLDINGS II, LLC CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) For the years ended December 31, (Millions) 2023 2022 2021 Net (loss) income $ (209.8) $ (217.7) $ 17.4 Other comprehensive (loss) income: Designated interest rate swaps: Changes in fair value in the period (0.5) 30.9 5.2 Net unrealized (gains) losses included in interest expense (14.2) (4.6) 0.4 De-designated interest rate swaps: Amortization of unrealized gain (5.0) — — (19.7) 26.3 5.6 Income tax benefit (expense) 4.9 (6.5) (1.4) Change in interest rate swaps (14.8) 19.8 4.2 Postretirement plan: Prior service credit recorded in the period — — 8.2 Change in net actuarial gain — 2.6 6.3 Amounts included in net periodic benefit cost: Amortization of net actuarial gains (0.7) (0.6) (0.4) Amortization of prior service credits (0.8) (0.8) (0.3) (1.5) 1.2 13.8 Income tax benefit (expense) 0.4 (0.3) (3.4) Change in postretirement plan (1.1) 0.9 10.4 Other comprehensive (loss) income (15.9) 20.7 14.6 Comprehensive (loss) income $ (225.7) $ (197.0) $ 32.0 The accompanying notes are an integral part of these consolidated financial statements. F-4

WINDSTREAM HOLDINGS II, LLC CONSOLIDATED BALANCE SHEETS December 31, (Millions) 2023 2022 Assets Current Assets: Cash and cash equivalents $ 44.9 $ 112.6 Restricted cash 5.3 5.3 Accounts receivable, net of allowance for credit losses of $22.9 and $20.4, respectively 352.6 376.9 Inventories 186.2 236.5 Prepaid expenses 144.7 130.8 Other current assets 88.2 82.8 Total current assets 821.9 944.9 Intangible assets, net 246.0 324.0 Property, plant and equipment, net 3,924.2 3,847.6 Operating lease right-of-use assets 3,686.3 4,026.1 Other assets 93.3 128.6 Total Assets $ 8,771.7 $ 9,271.2 Liabilities and Equity Current Liabilities: Current portion of long-term debt $ 7.5 $ 7.5 Current portion of operating lease obligations 456.3 421.1 Accounts payable 242.7 191.9 Advance payments 164.2 147.2 Accrued taxes 58.3 75.4 Accrued interest 42.7 43.7 Other current liabilities 306.0 305.8 Total current liabilities 1,277.7 1,192.6 Long-term debt 2,319.0 2,318.9 Long-term operating lease obligations 3,455.2 3,764.3 Deferred income taxes 197.8 267.4 Other liabilities 380.2 369.7 Total liabilities 7,629.9 7,912.9 Commitments and Contingencies (See Note 15) Equity: Equity units 1,463.0 1,463.0 Additional paid-in capital 22.8 13.6 Accumulated other comprehensive income 18.9 34.8 Accumulated deficit (362.9) (153.1) Total equity 1,141.8 1,358.3 Total Liabilities and Equity $ 8,771.7 $ 9,271.2 The accompanying notes are an integral part of these consolidated financial statements. F-5

WINDSTREAM HOLDINGS II, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31,

(Millions)	2023	2022	2021
Cash Flows from Operating Activities:			
Net (loss) income	$ (209.8)	$ (217.7)	$ 17.4
Adjustments to reconcile net (loss) income to net cash provided from operations:			
Depreciation and amortization	790.8	801.4	751.5
Provision for estimated credit losses	49.6	44.8	22.9
Pension expense (income)	12.4	40.9	(46.1)
Deferred income taxes	(64.3)	(81.5)	11.6
Net (gain) loss on asset retirements and dispositions	(1.8)	51.1	35.6
Gain on early extinguishment of debt	—	—	(10.2)
Other, net	28.2	16.7	15.3
Changes in operating assets and liabilities, net			
Accounts receivable	(25.3)	(55.4)	51.5
Inventories	49.5	(91.4)	(71.9)
Prepaid expenses	(13.9)	(12.8)	(15.1)
Other current assets	6.9	(15.0)	(18.6)
Income tax receivable	—	—	9.7
Other assets	9.3	(16.9)	(38.9)
Accounts payable	49.0	22.5	(35.4)
Advance payments	17.0	7.1	2.4
Accrued interest	(1.0)	2.4	1.8
Accrued taxes	(17.1)	13.8	(1.2)
Other current liabilities	19.0	(6.5)	(8.6)
Other liabilities	(1.0)	15.9	20.2
Operating lease assets and lease obligations	65.9	(23.5)	168.7
Other, net	(1.0)	—	1.0
Net cash provided from operating activities	762.4	495.9	863.6
Cash Flows from Investing Activities:			
Capital expenditures	(1,058.4)	(1,080.8)	(962.8)
Uniti funding of growth capital expenditures	250.0	238.0	221.5
Capital expenditures funded by government grants	(67.9)	(52.1)	(11.5)
Grant funds received for broadband expansion	49.5	10.1	50.9
Other, net	18.8	6.1	1.7
Net cash used in investing activities	(808.0)	(878.7)	(700.2)
Cash Flows from Financing Activities:			
Proceeds of debt issuances	520.0	642.5	—
Repayments of debt	(527.5)	(412.5)	(7.5)
Debt issuance costs	—	(6.9)	—
Payments under finance leases	(10.2)	(10.3)	(10.6)
Other, net	(4.4)	(2.9)	(1.7)
Net cash (used in) provided from financing activities	(22.1)	209.9	(19.8)
Net (decrease) increase in cash, cash equivalents and restricted cash	(67.7)	(172.9)	143.6
Cash, Cash Equivalents and Restricted Cash:			
Beginning of period	117.9	290.8	147.2
End of period	$ 50.2	$ 117.9	$ 290.8
Supplemental Cash Flow Disclosures:			
Interest paid, net of interest capitalized	$ 203.7	$ 173.4	$ 168.3
Income taxes paid (refunded), net	$ 11.6	$ 11.7	$ (0.4)

The accompanying notes are an integral part of these consolidated financial statements.

F-6

WINDSTREAM HOLDINGS II, LLC
CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)

(Millions)	Equity Units	Additional Paid-In Capital	Accumulated Other Comprehensive Income	Retained Earnings (Accumulated Deficit)	Total
Balance as of December 31, 2020	$ 1,463.0	$ 1.8	$ (0.5)	$ 47.2	$ 1,511.5
Net income	—	—	—	17.4	17.4
Other comprehensive income, net of tax:					
Change in postretirement plan	—	—	10.4	—	10.4
Change in interest rate swaps	—	—	4.2	—	4.2
Comprehensive income	—	—	14.6	17.4	32.0
Equity-based compensation	—	6.5	—	—	6.5
Balance as of December 31, 2021	$ 1,463.0	$ 8.3	$ 14.1	$ 64.6	$ 1,550.0
Net loss	—	—	—	(217.7)	(217.7)
Other comprehensive income (loss), net of tax:					
Change in postretirement plan	—	—	0.9	—	0.9
Change in interest rate swaps	—	—	19.8	—	19.8
Comprehensive income (loss)	—	—	20.7	(217.7)	(197.0)
Equity-based compensation	—	7.9	—	—	7.9
Taxes withheld on vested and settled restricted common units and other	—	(2.6)	—	—	(2.6)
Balance as of December 31, 2022	$ 1,463.0	$ 13.6	$ 34.8	$ (153.1)	$ 1,358.3
Net loss	—	—	—	(209.8)	(209.8)
Other comprehensive loss, net of tax:					
Change in postretirement plan	—	—	(1.1)	—	(1.1)
Change in designated interest rate swaps	—	—	(11.0)	—	(11.0)
Amortization of unrealized gain on de-designated interest rate swap	—	—	(3.8)	—	(3.8)
Comprehensive loss	—	—	(15.9)	(209.8)	(225.7)
Equity-based compensation	—	13.0	—	—	13.0
Taxes withheld on vested and settled restricted common units	—	(3.8)	—	—	(3.8)
Balance as of December 31, 2023	$ 1,463.0	$ 22.8	$ 18.9	$ (362.9)	$ 1,141.8

The accompanying notes are an integral part of these consolidated financial statements.

F-7

1. Background and Basis of Presentation: Organizational Structure – Windstream Holdings II, LLC (“Holdings”), is a Delaware limited liability company together with its consolidated subsidiaries, (collectively, “Windstream,” “the Company,” “we,” or “our”), is a privately held company with no publicly registered debt or equity securities. Windstream Services, LLC (“Services”) is a wholly owned subsidiary of Holdings. Pursuant to Section 6.01 of the Credit Agreement, by and between Services (the “Borrower”), Holdings, JPMorgan Chase Bank, N.A., as Administrative and Collateral Agent, and Lender Parties, dated September 21, 2020 (“Credit Agreement”), Borrower is satisfying the requirements of Section 6.01 of the Credit Agreement with presentation of the audited consolidated financial statements of its parent, Holdings, and Holdings’ subsidiaries. Foreign Ownership and Equity Interests – At its emergence from bankruptcy, the Company had issued 90.0 million equity units, consisting of approximately 15.6 million common units and approximately 74.4 million special warrants to purchase common units to holders of allowed first lien claims and participants in a $750.0 million rights offering. On June 2, 2023, the Federal Communications Commission (“FCC”) issued a final order approving the Company’s Petition for Declaratory Ruling regarding foreign equity and ownership interests of the Company. Issuance of this order triggered the automatic exchange of special warrants issued to certain equity holders for common units or limited rights common units in a one-to-one exchange. As a result of the FCC order, approximately 74.4 million special warrants became null, void and worthless as of June 9, 2023, the effective date of the exchange. Following the exchange, the Company had approximately 90.2 million common units issued and outstanding. There were no material impacts to the ownership structure or governance of the Company as a result of the exchange. As of December 31, 2023, there were 90,562,074 common units issued and outstanding. Description of Business – Windstream’s quality-first approach connects customers to new opportunities and possibilities by leveraging its nationwide network to deliver a full suite of advanced communications services. We provide fiber-based broadband to residential and small business customers in 18 states, managed cloud communications and security services for large enterprises and government entities across the United States of America (“U.S.”), and tailored waves and transport solutions for carriers, content providers and large cloud computing and storage service providers in the U.S. and Canada. Our operations are organized into three primary business units: Kinetic, Enterprise and Wholesale. The Kinetic business unit primarily serves customers primarily in rural markets in which we are the incumbent local exchange carrier (“ILEC”) and provides services over network facilities operated by us. The Enterprise and Wholesale business units primarily serve customers in markets in which we are a competitive local exchange carrier (“CLEC”) and provide services over network facilities primarily leased from other carriers. Consumer service revenues are generated from the provisioning of broadband and voice services to consumers. Enterprise and Kinetic business service revenues include revenues from managed communications services, integrated voice and data services, advanced data and traditional voice and long-distance services provided to large, mid-market and small business customers. Enterprise strategic revenues consist of recurring Secure Access Service Edge, Unified Communications as a Service, OfficeSuite UC©, Software Defined Wide Area Network and associated network access products and services. Enterprise revenues also include dynamic Internet protocol, dedicated Internet access, multi-protocol label switching services, and time- division multiplexing, voice and data services. Wholesale revenues include revenues from other communications services providers for special access circuits and fiber connections, voice and data transport services, and wireless backhaul services. Additionally, service revenues also include switched access revenues, federal and state Universal Service Fund (“USF”) revenues, end user surcharges and revenues from providing other miscellaneous services. Beginning in 2022, service revenues also include amounts received from the Rural Digital Opportunity Fund (“RDOF”). Service revenues in 2021 included amounts received from the Connect America Fund (“CAF”) Phase II, which funding ended as of December 31, 2021. Sales revenues include sales of various types of communications equipment and products to customers including selling network equipment to contractors on a wholesale basis. Enterprise product sales include high-end data and communications equipment which facilitate the delivery of advanced data and voice services to enterprise customers. Sales revenues also include amounts recognized from sales-type leases for fiber where control of the fiber has transferred to the customer. Revisions and Reclassifications – During 2023, management identified and corrected an immaterial misclassification of certain equipment refurbishment costs that were previously classified as cost of sales and should have been reported as cost of services. The amounts of the reclassifications were $7.2 million in 2022 and $5.5 million in 2021. In addition, certain prior year amounts were reclassified to conform to the current year financial statement presentation, including the reclassification of the provision for estimated credit losses from cost of services to selling, general and administrative expenses. These revisions and reclassifications did not impact previously reported operating (loss) income, net (loss) income or comprehensive (loss) income. WINDSTREAM HOLDINGS II, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-8

2. Summary of Significant Accounting Policies and Changes: Significant Accounting Policies Consolidation – The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All affiliated transactions have been eliminated, as applicable. Use of Estimates – The preparation of financial statements, in accordance with generally accepted accounting principles in the U.S. (“U.S. GAAP”), requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying consolidated financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the date of the consolidated financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying consolidated financial statements, and such differences could be material. Cash and Cash Equivalents – Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less. Restricted Cash – Deposits held as security for indebtedness under our corporate purchase card program and not available for use have been presented as restricted cash in the accompanying consolidated financial statements. Accounts Receivable – Accounts receivable consist principally of amounts billed and currently due from customers and are generally unsecured and due within 30 days. The amounts due are stated at their net estimated realizable value. An allowance for credit losses is maintained to provide for the estimated amount of receivables that will not be collected. Concentration of credit risk with respect to accounts receivable is limited because a large number of geographically diverse customers make up our customer base. Due to varying customer billing cycle cut-off, management must estimate service revenues earned but not yet billed at the end of each reporting period. Included in accounts receivable are unbilled revenues related to communications services and product sales of $26.2 million and $30.2 million as of December 31, 2023 and 2022, respectively. Accounts receivable consists of the following as of December 31: (Millions) 2023 2022 Accounts receivable $ 375.5 $ 397.3 Less: Allowance for credit losses (22.9) (20.4) Accounts receivable, net $ 352.6 $ 376.9 Allowance for Credit Losses – Consistent with the guidance in Accounting Standards Codification (“ASC”) Topic 326, Financial Instruments - Credit Losses (“ASC 326”), management estimates credit losses for trade receivables by aggregating similar customer types together to calculate expected default rates based on historical losses as a percentage of total aged receivables. These rates are then applied, on a monthly basis, to the outstanding balances staged by customer. In addition to continued evaluation of historical losses, ASC 326 requires forward-looking information and forecasts to be considered in determining credit loss estimates. Our current forecast methodology assesses historical trends to project future losses and is not forward-looking for potential economic factors that would change the credit loss model. Therefore, historical trends continue to be the most accurate expectation of future losses as the Company has defined rules around customers who can establish service. Our revenue and associated accounts receivable are based upon a recurring revenue structure whereby customers are billed in advance of service being provided over the ensuing 30 days and there is little month-to-month volatility in the composition of the customer base across all segments. Management is actively monitoring current economic conditions, including the impacts of inflation on our customers and their associated accounts receivable balances in order to adjust the allowance for credit losses accordingly. To date, no material risk has been identified; however, management will continue to monitor and make adjustments, as necessary. WINDSTREAM HOLDINGS II, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-9

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies and Changes, Continued:

Activity in the allowance for credit losses consisted of the following:

(Millions)		
Balance as of December 31, 2021	$	14.0
Provision for estimated credit losses		44.8
Write-offs, net of recovered accounts		(38.4)
Balance as of December 31, 2022	$	20.4
Provision for estimated credit losses		49.6
Write-offs, net of recovered accounts		(47.1)
Balance as of December 31, 2023	$	22.9

Inventories – Inventories consist of finished goods and are stated at the lower of cost or net realizable value. Cost is determined using either an average original cost or specific identification method of valuation.

Prepaid Expenses – Prepaid expenses primarily consist of prepaid services, rent, insurance, taxes, maintenance contracts, refundable deposits, and the current portion deferred contract costs recorded in accounting for revenue from contracts with customers. Prepayments are expensed on a straight-line basis over the corresponding life of the underlying agreements.

Other Current Assets – Other current assets primarily consist of receivables related to federal and state broadband grant programs and the current portion of interest rate swap agreements and contract assets recorded in accounting for revenue from contracts with customers.

Intangible Assets – Indefinite-lived intangible assets consist of spectrum licenses that provide the exclusive right to utilize designated radio frequency spectrum to provide telecommunication services. The spectrum licenses were purchased in the 3.5, 24, 28, and 37 gigahertz ("GHz") airwave auctions conducted by the FCC in 2020 and 2019. The spectrum licenses have an initial term of 10 years and are subject to renewal by the FCC. Currently, there are no legal, regulatory, contractual, competitive, economic or other factors that would limit the useful life of the spectrum. Management evaluates the useful life determination for the spectrum licenses each year to determine whether events and circumstances continue to support an indefinite useful life. Indefinite-lived intangible assets are not amortized and are tested for impairment annually or more frequently if events or changes in circumstances indicate that it is more likely than not that the asset is impaired.

Finite-lived intangible assets are initially recorded at estimated fair value. Customer relationships are amortized using the sum-of-the-years-digits method over the estimated lives of the customer relationships. All other finite-lived intangible assets are amortized using a straight-line method over the estimated useful lives. See Note 3 for additional information regarding intangible assets.

Property, Plant and Equipment – Property, plant and equipment are stated at original cost, less accumulated depreciation. Property, plant and equipment consists of central office equipment, office and warehouse facilities, outside communications plant, customer premise equipment, furniture, fixtures, vehicles, machinery, other equipment and software to support the business units in the distribution of telecommunications products. The costs of additions, replacements, substantial improvements and extension of the network to the customer premise, including related contract and internal labor costs, are capitalized, while the costs of maintenance and repairs are expensed as incurred. Capitalized internal labor costs include non-cash equity-based compensation and the matching contribution to the employee savings plan for those employees directly involved with construction activities. Depreciation expense was $712.8 million, $686.0 million, and $598.6 million for the years ended December 31, 2023, 2022 and 2021, respectively.

F-10

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies and Changes, Continued:

Property, plant and equipment, net consisted of the following as of December 31:

(Millions)	Depreciable Lives	2023	2022
Land		$ 31.1	$ 31.1
Building and improvements	3-30 years	261.8	251.4
Central office equipment	3-25 years	1,656.2	1,468.4
Outside communications plant	7-40 years	1,634.1	1,518.7
Furniture, vehicles and other equipment	1-23 years	1,144.0	1,048.6
Tenant capital improvements	2-10 years	463.4	334.6
Construction in progress		445.0	429.0
		5,635.6	5,081.8
Less accumulated depreciation		(1,711.4)	(1,234.2)
Property, plant and equipment, net		$ 3,924.2	$ 3,847.6

Tenant capital improvements ("TCIs") consist of capital expenditures for upgrades or replacements to the network assets leased from Uniti Group, Inc. ("Uniti") that are funded by the Company and become the property of Uniti at the time such improvements are placed in service. TCIs are accounted for as leasehold improvements and are depreciated over the shorter of the estimated useful life of the asset or the remaining initial contractual term of the Uniti master leases. TCIs also include growth capital improvements ("GCIs"). Under the master lease agreements, GCIs initially funded by Windstream and for which reimbursement from Uniti has been requested, but not yet received are reflected as TCIs in property, plant and equipment, net and become the property of Uniti when placed in service. When reimbursements for GCIs are received from Uniti, the related TCIs are derecognized and become leased assets under the master lease agreements. GCI reimbursements received from Uniti totaled $250.0 million, $238.0 million and $221.5 million for the years ended December 31, 2023, 2022 and 2021, respectively.

Depreciation expense is computed using the straight-line method over the estimated useful lives of the related assets. When depreciable plant is retired or otherwise disposed of, the related cost and accumulated depreciation is deducted from the plant accounts, with the corresponding gain or loss reflected in operating results.

Interest is capitalized in connection with the acquisition or construction of plant assets. Capitalized interest is included in the cost of the asset with a corresponding reduction in interest expense. Capitalized interest was $16.1 million, $6.6 million and $5.9 million for the years ended December 31, 2023, 2022 and 2021, respectively.

Net (Gain) Loss on Asset Retirements and Dispositions – In conjunction with the Company's ongoing initiatives to migrate substantially all of its CLEC customers from time-division multiplexing ("TDM") network equipment to newer technologies, replace existing ILEC copper cable with fiber optic cable, and reduce the number of leased and colocation sites, the Company retired certain property, plant and equipment, primarily consisting of TDM equipment and copper cable. Upon retirement, the Company wrote-off the remaining net book value of the related assets and recorded pretax losses totaling $31.5 million, $61.6 million and $35.6 million for the years ended December 31, 2023, 2022 and 2021, respectively. During 2023 and 2022, the Company also realized aggregate pretax gains of $6.3 million and $1.5 million, respectively, from the sale of various buildings and vehicles.

Windstream has received and expects to receive funds for capital expenditures to expand the availability and affordability of residential broadband service via direct grants or through the formation of public private partnerships. These funds are accounted for as a reduction of the gross cost of the related capital expenditures. Under the master lease agreements, Uniti reimburses Windstream for GCIs on a gross basis. As previously discussed, when reimbursements for GCIs are received from Uniti, the related TCIs are derecognized. Differences in the amount of the GCI reimbursements and the carrying value of the TCIs are recognized as gains. During the years ended December 31, 2023 and 2022, the Company recorded pretax gains of $27.0 million and $9.0 million, respectively, related to GCI reimbursements that exceeded the carrying value of TCIs at the time of reimbursement.

F-11

2. Summary of Significant Accounting Policies and Changes, Continued: Asset Retirement Obligations – Asset retirement obligations are recognized in accordance with authoritative guidance on accounting for asset retirement obligations and conditional asset retirement obligations, which requires recognition of a liability for the fair value of an asset retirement obligation if the amount can be reasonably estimated. Asset retirement obligations include legal obligations to remediate the asbestos in certain buildings upon our exit, to properly dispose of chemically-treated telephone poles upon removal from service and to restore certain leased properties to their previous condition upon exit from the lease. Asset retirement obligations totaled $27.5 million and $26.3 million as of December 31, 2023 and 2022, respectively, and are included in other liabilities in the accompanying consolidated balance sheets. Impairment of Long-Lived Assets – Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset group may not be recoverable from future, undiscounted net cash flows expected to be generated by the asset group. If the asset group is not fully recoverable, an impairment loss would be recognized for the difference between the carrying value of the asset group and its estimated fair value based on discounted net future cash flows. Derivative Instruments – Derivative instruments are accounted for in accordance with authoritative guidance for recognition, measurement and disclosures about derivative instruments and hedging activities, including when a derivative or other financial instrument can be designated as a hedge. This guidance requires recognition of all derivative instruments at fair value as either assets or liabilities, depending on the rights or obligations under the related contracts, and accounting for the changes in fair value based on whether the derivative has been designated as, qualifies as and is effective as a hedge. Changes in fair value of cash flow hedges are recorded as a component of other comprehensive income (loss) in the current period. In the event a cash flow hedge is no longer highly effective, it will be de-designated and changes in fair value will be recognized in earnings in the current period. See Note 5 for additional information regarding the Company’s hedging activities and derivative instruments. Revenue Recognition – Revenues from contracts with customers are earned primarily through the provisioning of telecommunications and other services and through the sale of equipment to customers and contractors. These services include a variety of communication and connectivity services for consumer and business customers including other carriers that use our facilities to provide services to their customers, as well as professional and integrated managed services provided to large enterprises and government customers. These revenues are accounted for under ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). Revenues that are not accounted for under ASC 606 are earned from leasing arrangements, federal and state USF programs and other regulatory-related sources and activities. A contract’s transaction price, considering discounts given for bundled purchases and promotional credits, is allocated to each distinct performance obligation, a promise in a contract to transfer a distinct good or service to the customer, and recognized as revenue when, or as, the performance obligation is satisfied. The majority of our contracts have multiple performance obligations. While many contracts include one or more performance obligations, the revenue recognition pattern is generally not impacted by the allocation since the performance obligations are generally satisfied over the same period of time. When the method and timing of transfer and performance risk are the same, services are deemed to be highly interdependent. Highly interdependent, indistinct, services are combined into a single performance obligation. Although each month of services promised is a separate performance obligation, the series of monthly service performance obligations promised over the course of the contract is deemed to be a single performance obligation for purposes of the allocation. For contracts with multiple performance obligations, the contract’s transaction price is allocated to each performance obligation based on the relative standalone selling price of each performance obligation in the contract. The standalone selling price is the estimated price the Company would charge for the good or service in a separate transaction with similar customers in similar circumstances. Identifying distinct performance obligations and determining the standalone selling price for each performance obligation within a contract with multiple performance obligations requires management judgment. WINDSTREAM HOLDINGS II, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-12

2. Summary of Significant Accounting Policies and Changes, Continued: Performance obligations are satisfied over time as services are rendered or at a point in time depending on our evaluation of when the customer obtains control of the promised goods. Revenue is recognized when obligations under the terms of a contract with the customer are satisfied; generally, this occurs when services are rendered or control of the communication products is transferred. Service revenues are recognized over the period that the corresponding services are rendered to customers. Revenues that are billed in advance include monthly recurring network access and data services, special access and monthly recurring voice, Internet and other related charges. Revenues derived from other telecommunications services, including interconnection, long-distance and enhanced services are recognized monthly as services are provided. Telecommunications network maintenance revenue from indefeasible rights to use fiber optic network facility arrangements are generally recognized over the term of the related contract. Sales of communications products including customer premise equipment and modems are recognized when products are delivered to and accepted by customers. In determining whether installation is a separate performance obligation, management evaluates, among other factors, whether other performance obligations are highly dependent upon installation requiring significant integration or customization or whether a customer can benefit from the installation with other readily available resources. In circumstances where customers can benefit from the installation with other readily available resources, installation is a separate performance obligation. Installation revenue is recognized when the installation is complete. In circumstances where other telecommunication service performance obligations are highly dependent upon installation, installation is not a separate purchase obligation, and accordingly, the installation fees are included in the transaction price allocated to and recognized with other telecommunication service performance obligations. Fees assessed to customers for service activation are considered a material right in a month-to-month contract. These service activation fees are deferred and recognized as service revenue on a straight-line basis over the estimated life of the customer. The Company has adopted the predominance practical expedient applicable to contracts with customers that include both lease and non-lease components and combines the lease and non-lease components into a single performance obligation for purposes of recognizing revenue from such contracts. As a practical expedient, similar contracts or performance obligations are grouped together into portfolios of contracts or performance obligations when the result does not differ materially from considering each contract or performance obligation separately. The portfolio approach is applied for the following: service activations, installation services, certain promotional credits, commissions and other costs to fulfill a contract. Portfolios are recognized over the estimated life of the customer. Determining the estimated life of the customer requires management judgment. The estimated life of customer relationships varies by customer type. Wholesale customer lives are estimated based on the average number of months each individual circuit is active. Business customer lives are based on average contract terms. Residential customer lives are estimated based on average customer tenure. Certain contracts include discounts and promotional credits given to customers. Discounts and promotional credits are included in the transaction price. These estimates are based on historical experience and anticipated performance. In determining whether to include in revenues and expenses, the taxes and surcharges assessed and collected from customers and remitted to government authorities, including USF charges, sales, use, value added and excise taxes, management evaluates, among other factors, whether the Company is the primary obligor or principal tax payer for the fees and taxes assessed in each jurisdiction in which it operates. In those jurisdictions for which the Company is the primary obligor, taxes and surcharges are recorded on a gross basis and included in revenues and costs of services and products. In jurisdictions in which the Company functions as a collection agent for the government authority, taxes are recorded on a net basis and the amounts excluded from revenues and costs of services and products. The Company offers third-party video services to customers. The third-party service provider retains control of the service and is the primary obligor. Accordingly, the Company records commissions received on a net basis. See Note 7 for additional information regarding our revenues from contracts with customers including contract balances, remaining performance obligations, revenue by category and deferred contract costs. WINDSTREAM HOLDINGS II, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-13

2. Summary of Significant Accounting Policies and Changes, Continued: Government Assistance – The Company receives federal and state governmental assistance in the form of subsidies and grants for either the construction of long-lived assets used in providing broadband service or to help offset the high cost of providing service to rural markets. Because U.S. GAAP does not specify the accounting for government grants applicable to for-profit entities, the Company considered the application of other authoritative accounting guidance by analogy and concluded that International Accounting Standard 20 – Accounting for Government Grants and Disclosures of Government Assistance (“IAS 20”) was the most appropriate authoritative guidance for recording and classifying federal and state governmental assistance received by the Company. Under IAS 20, the accounting for government grants should be based on the nature of the expenditures which the grant is intended to compensate. Accordingly, grants received as subsidies to offset the high cost of providing service to rural markets are recognized as service revenues in the consolidated statements of operations and are generally received one to two months in arrears. Grants that compensate Windstream for the cost of acquiring or constructing long-lived assets are recognized as a reduction in the cost of the related asset. If Windstream receives the grant funding upfront in advance of completing the related construction project, the Company establishes a liability for the portion of the grant funds received but not yet spent. The liability is then relieved on a pro rata basis as construction occurs and capital expenditures are incurred. Conversely, if Windstream incurs capital expenditures prior to receiving the grant funds, the Company records a receivable equal to the amount of capital expenditures incurred to be funded by the grant. Consistent with IAS 20, government grants are recognized when there is reasonable assurance that Windstream has met the requirements of the applicable program and there is reasonable assurance that the funding will be received. Intercarrier Billing Disputes – The Company routinely disputes network access charges that are billed by other companies for access to their networks. Management has accrued amounts that it believes are adequate related to ongoing billing disputes. The reserves are subject to changes in estimates and management judgment as new information becomes available. Due to the length of time historically required to resolve these disputes, these matters may be resolved or require adjustment in future periods and relate to costs invoiced, accrued or paid in prior periods. Amounts recorded for billing disputes were not material as of December 31, 2023 and 2022. While management believes the reserves recorded for billing disputes are adequate as of December 31, 2023, it is possible that future adjustments to these reserves could be recorded and such adjustments could be significant. Advertising – Advertising costs are expensed as incurred. Advertising expense totaled $67.9 million, $64.8 million and $49.6 million for the years ended December 31, 2023, 2022 and 2021, respectively. Equity-based Compensation – The Company issues equity-based awards in the form of time-based restricted common units, performance-based restricted common units and performance-based options. In accordance with authoritative guidance on equity-based compensation, compensation expense for time-based restricted units is measured at fair value on the date of the grant and recognized over the requisite service period. Compensation expense for performance-based restricted common units and options is measured at the grant date fair value and recognized when it is probable that the performance condition (i.e., occurrence of a liquidity or change-in-control event) will be achieved. Forfeitures are accounted for prospectively when they occur. Fair value of time-based restricted common units, performance-based common units and performance-based options is determined using a Black-Scholes option-pricing model that also utilizes a Monte Carlo simulation in determining fair value of the performance-based common units and options. To determine the underlying fair value of Windstream’s common units at the date of grant, the Company utilized independent third-party valuations that included a combination of an income approach, based on the present value of estimated future cash flows of the Company, and a market approach based on market data of comparable public companies to determine Windstream’s enterprise value and total equity value. The discounted cash flow model reflected our assumptions regarding revenue growth rates, cost structure, economic and market trends, and other expectations impacting our expected future operating results. The Company discounted the estimated cash flows using rates that represented a market participant’s weighted average cost of capital commensurate with the underlying business operations. The market approach developed an indication of fair value by calculating average market pricing multiples of revenues and earnings before interest, taxes, depreciation for selected peer publicly traded companies. Equal weighting was assigned to each valuation approach to determine the concluded underlying fair value of the Company’s common units on per unit basis. WINDSTREAM HOLDINGS II, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-14

2. Summary of Significant Accounting Policies and Changes, Continued: Compensation expense for equity-based awards is included in cost of services and selling, general and administrative expenses in the accompanying consolidated statements of operations. See Note 11 for additional information relating to equity-based awards. Pension Benefits – Changes in the fair value of plan assets and actuarial gains and losses due to actual experience differing from actuarial assumptions, are recognized as a component of net periodic pension expense (income) in the fourth quarter in the year in which the gains and losses occur, and if applicable in any quarter in which an interim remeasurement is required. The remaining components of net periodic pension expense (income), primarily benefits earned, interest cost and expected return on plan assets, are recognized ratably on a quarterly basis. See Note 10 for additional information regarding actuarial assumptions, net periodic pension expense (income), projected benefit obligation, plans assets, future contributions and payments. Leases – The Company leases network assets and equipment, real estate, office space and office equipment. Leases with an initial term of 12 months or less are not recorded on the balance sheet, and lease expense for these leases is recognized on a straight-line basis over the lease term. Lease agreements with lease and nonlease components are generally accounted for separately. For certain agreements in which the Company leases space for data storage and communications equipment within data centers, central offices of other interexchange carriers and alternative access providers, Windstream accounts for the lease and nonlease components as a single lease component when the timing and pattern of transfer of the lease and nonlease components are identical, and the lease classification would have been an operating lease absent the combination. Windstream uses an incremental borrowing rate when the rates implicit in the leases are not readily determinable. The incremental borrowing rates are based on a bond yield curve derived from publicly-traded bond offerings of telecommunications companies with similar credit characteristics that approximate the interest rates that Windstream would incur to borrow on a collateralized basis over a similar period of time as the average remaining lease term of our existing lease portfolio. Windstream applies the incremental borrowing rate to new leases entered into during the period. Certain of our lease agreements include rental payments adjusted periodically for inflation. Lease liabilities are not remeasured as a result of changes to the inflation index. Changes to the inflation index are treated as variable lease payments and recognized in the period in which the obligation for those payments was incurred. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants. The exercise of lease renewal options is at our sole discretion. At inception of a lease, the lease term is generally equal to the initial lease term as a renewal is not reasonably certain at inception. Subsequent renewals are treated as lease modifications. Due to the nature and expected use of the leased assets, exercise of renewal options is reasonably certain for month-to-month fiber, colocation, point of presence and rack space leases. The lease term is based on the average lease term for similar assets or expected period of use of the underlying asset. The Company applies a portfolio approach to effectively account for the operating lease right-of-use asset and liability for these low-dollar, high-volume leases. Certain leases also include options to purchase the leased property. Generally, lease agreements that include a bargain purchase option, transfer of ownership, contractual lease term equal to or greater than 75 percent of the remaining estimated economic life of the leased facilities or equipment or present value of minimum lease payments equal to or greater than 90 percent of the fair value of the leased facilities or equipment are accounted for as finance leases. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the lease term, including renewal option periods that are reasonably assured. WINDSTREAM HOLDINGS II, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-15

2. Summary of Significant Accounting Policies and Changes, Continued: Income Taxes – Income taxes are accounted for in accordance with guidance on accounting for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax balances are adjusted to reflect tax rates based on currently enacted tax laws, which will be in effect in the years in which the temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period of the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized. Uncertain tax positions are accounted for in accordance with authoritative guidance which prescribes a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. Our evaluations of tax positions consider various factors including, but not limited to, changes in tax law, the measurement of tax positions taken or expected to be taken in tax returns, the effective settlement of matters subject to audit, information obtained during in process audit activities and changes in facts or circumstances related to a tax position. Potential interest and penalties related to unrecognized tax benefits are accrued for in income tax benefit (expense). The Company uses the portfolio approach for releasing income tax effects from accumulated other comprehensive income. Recently Adopted Accounting Standards Reference Rate Reform – In 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-04, Reference Rate Reform (“Topic 848”): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”). Subject to meeting certain criteria, ASU 2020-04 provides qualifying entities the option until December 31, 2022 to apply expedients and exceptions to contract modifications and hedging accounting relationships that reference the London Interbank Offering Rate (“LIBOR”) or another reference rate expected to be discontinued. In 2021, the FASB issued ASU 2021-01, which permits entities to elect certain additional optional expedients and exceptions when accounting for derivative contracts and certain hedging relationships affected by changes in the interest rates used for discounting cash flows, computing variation margin settlements, and calculating price alignments in connection with reference rate reform activities under way in global financial markets. In December 2022, the FASB issued ASU 2022-06, which deferred the sunset date of Topic 848 from December 31, 2022 to December 31, 2024, after which date entities will no longer be permitted to apply the optional expedients and other relief provided in Topic 848. As further discussed in Note 5, Services made elections to apply certain optional expedients available under Topic 848 to its existing hedge accounting relationships in conjunction with refinancing certain long-term debt obligations completed in November 2022 and transitioning from LIBOR to the Secured Overnight Financing Rate (“SOFR”) in July 2023. Following the transition of its interest rate swap agreements to SOFR, the Company has no other agreements that reference LIBOR, and accordingly, the guidance in Topic 848 will have no further applicability to the Company. Recently Issued Authoritative Guidance Income Taxes – In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740) - Improvements to Income Tax Disclosures (“ASU 2023-09”). The standard intends to improve transparency about income tax information primarily through changes to the tax rate reconciliation and income taxes paid disclosures. ASU 2023-09 will require entities on an annual basis to disclose a tabular rate reconciliation using both percentages and dollar amounts that includes specific categories of reconciling items and to provide additional information for reconciling items that meet a specified quantitative threshold. ASU 2023-09 also requires entities to disclose on an annual basis the amount of income taxes paid (net of refunds received) disaggregated by federal, state and foreign jurisdictions and for individual jurisdictions in which income taxes paid (net of refunds received) is equal to or greater than 5 percent of total income taxes paid (net of refunds received). ASU 2023-09 is effective for fiscal years beginning after December 15, 2024, which is January 1, 2025 for the Company, with early adoption permitted. The amendments in ASU 2023-09 are to be applied on a prospective basis, although retrospective application is permitted. The Company is currently in the process of evaluating the impacts of this guidance to the income tax disclosures included within its consolidated financial statements. WINDSTREAM HOLDINGS II, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-16

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Intangible Assets, Net:

Indefinite-lived intangible assets were as follows as of December 31:

(Millions)		2023		2022
FCC Spectrum licenses	$	78.9	$	78.9

The Company acquired wireless spectrum licenses in the 3.5, 24, 28 and 37 GHz bands in auctions conducted by the FCC during 2020 and 2019 for $78.9 million. The spectrum licenses have an initial term of 10 years and are subject to renewal by the FCC. Currently, there are no legal, regulatory, contractual, competitive, economic or other factors that would limit the useful life of the spectrum, and therefore, the licenses are considered indefinite-lived intangible assets. As of December 31, 2023, the weighted average remaining renewal period for the acquired spectrum licenses was 6.6 years. The Company elected to perform a qualitative impairment assessment in 2023 and concluded that its wireless spectrum licenses were not impaired.

The gross carrying amount and accumulated amortization of finite-lived intangible assets by major category were as follows as of December 31:

	2023			2022		
(Millions)	Gross Cost	Accumulated Amortization	Net Carrying Value	Gross Cost	Accumulated Amortization	Net Carrying Value
Customer relationships	$ 402.5	$ (365.8)	$ 36.7	$ 402.5	$ (295.8)	$ 106.7
Trade names	154.0	(25.2)	128.8	154.0	(17.5)	136.5
Product names	2.5	(0.9)	1.6	2.5	(0.6)	1.9
Balance	$ 559.0	$ (391.9)	$ 167.1	$ 559.0	$ (313.9)	$ 245.1

The amortization methodology and useful lives for finite-lived intangible assets were as follows:

Intangible Assets	Amortization Methodology	Estimated Useful Life
Customer relationships	sum of years digits	4 - 5 years
Trade names	straight-line	20 years
Product names	straight-line	10 years

Amortization expense for intangible assets subject to amortization for the years ended December 31, 2023, 2022, and 2021 was $78.0 million, $115.4 million, and $152.9 million, respectively. Amortization expense for intangible assets subject to amortization was estimated to be as follows for each of the years ended December 31:

Year		(Millions)
2024	$	40.6
2025		12.0
2026		8.0
2027		8.0
2028		8.0
Thereafter		90.5
Total	$	167.1

F-17

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Debt:

Debt was as follows as of December 31:

(Millions)		2023		2022
Issued by Services:				
Super senior incremental term loan - variable rate, due February 23, 2027	$	250.0	$	250.0
Senior secured term loan facility - variable rate, due September 21, 2027		711.6		719.1
Senior first lien notes - 7.750%, due August 15, 2028		1,400.0		1,400.0
Senior secured revolving credit facility - variable rate, due January 23, 2027		—		—
Unamortized discount on long-term debt (a)		(32.4)		(39.4)
Unamortized debt issuance costs (a)		(2.7)		(3.3)
		2,326.5		2,326.4
Less current portion		(7.5)		(7.5)
Total long-term debt	$	2,319.0	$	2,318.9

(a) Amounts are amortized using the interest method over the life of the related debt instrument.

Credit Agreement - Pursuant to the Credit Agreement entered into on September 21, 2020, the Borrower obtained (a) a "first out" senior secured revolving credit facility in an aggregate committed amount of up to $500.0 million maturing on September 21, 2024 and (b) a senior secured first lien term loan facility (the "Term Loan") in an aggregate principal amount of $750.0 million maturing on September 21, 2027. The proceeds of loans extended under the credit facilities may be used (i) for working capital and other general corporate purposes (ii) to pay transaction costs, professional fees and other obligations and expenses incurred in connection with the credit facilities, and (iii) for permitted acquisitions, capital expenditures and transaction costs.

In November 2022, Services executed incremental amendments to the Credit Agreement to provide for the following: (1) issuance of a new $250.0 million super senior incremental term loan (the "Incremental Term Loan"), (2) transition of the variable interest rate on the existing Term Loan from LIBOR to SOFR and (3) extension of the maturity of the senior secured revolving credit facility from September 21, 2024 to January 23, 2027. The Incremental Term Loan was issued at a discount of $12.5 million. Debt issuance costs of $3.4 million associated with the Incremental Term Loan were capitalized and are being amortized over the life of the loan. Proceeds from the issuance of the Incremental Term Loan were used to pay down all amounts outstanding under the senior secured revolving credit facility and to pay all related fees and expenses. Interest rates on the Incremental Term Loan bear interest, at the option of the Borrower, at a rate equal to SOFR plus a 0.10 percent credit spread adjustment with a floor of 0.50 percent plus 4.00 percent per annum or a base rate plus 3.00 percent.

Following the transition from LIBOR, interest rates on the Term Loan bear interest, at the option of the Borrower, at a rate equal to SOFR plus a 0.10 percent credit spread adjustment with a floor of 1.00 percent plus a margin of 6.25 percent per annum or a base rate plus 5.25 percent. Previously, the Term Loan bore interest, at the option of Borrower, at a rate equal to either LIBOR plus 6.25 percent or a base rate plus 5.25 percent. The Term Loan is subject to quarterly amortization payments in an aggregate amount equal to 0.25 percent of the initial principal amount of the loan with the remaining balance payable at maturity.

The amended senior secured revolving credit facility will have $500.0 million of capacity through September 21, 2024 and $475.0 million of capacity through January 23, 2027. Loans under the amended senior secured revolving credit facility will bear interest, at the option of the Borrower, at a rate equal to SOFR plus a 0.10 percent credit spread adjustment with a floor of 1.00 percent plus a margin of 3.25 percent per annum or a base rate plus 2.25 percent subject to two step downs of 25 basis points each based on the achievement of certain first lien secured leverage ratios. Prior to the amendment, loans under the senior secured revolving credit facility bore interest, at the option of Borrower, at a rate equal to either LIBOR plus 3.00 percent or a base rate plus 2.00 percent, subject to two step downs of 25 basis points each based on achievement of certain first lien secured leverage ratios. Fees paid to creditors and other third-party costs incurred in connection with amending the senior secured revolving credit facility of $3.5 million were deferred and are being amortized on a straight-line basis over the remaining contractual term of the amended revolving credit facility.

F-18

4. Debt, Continued: During 2023 and 2022, Services borrowed $520.0 million and $405.0 million under the senior secured revolving credit facility and repaid all of these borrowings by the end of the year. Considering letters of credit of $164.8 million, the amount available for borrowing under the amended senior secured revolving credit facility was $335.2 million as of December 31, 2023. For the year ended December 31, 2023, the variable interest rate on borrowings outstanding under the senior secured revolving credit facility ranged from 7.93 percent to 10.75 percent, and the weighted average rate on amounts outstanding was 9.54 percent. Comparatively, during the year ended December 31, 2022, the variable interest rate on borrowings outstanding under the senior secured revolving credit facility ranged from 3.75 percent to 9.25 percent, and the weighted average rate on amounts outstanding was 6.88 percent. There were no borrowings under the senior secured revolving credit facility in 2021. For the year ended December 31, 2023, the variable interest rate on the Term Loan ranged from 10.67 percent to 11.71 percent, and the weighted average rate on amounts outstanding on the Term Loan was 11.37 percent. Comparatively, during the year ended December 31, 2022, the variable interest rate on the Term Loan ranged from 7.25 percent to 10.67 percent, and the weighted average rate on amounts outstanding on the Term Loan was 7.61 percent. During 2021, the variable interest rate on the Term Loan was 7.25 percent. For the year ended December 31, 2023, the variable interest rate on borrowings outstanding under the Incremental Term Loan ranged from 8.42 percent to 9.46 percent, and the weighted average rate on amounts outstanding was 9.12 percent. Comparatively, during the year ended December 31, 2022, the variable interest rate on borrowings outstanding under the Incremental Term Loan ranged from 8.05 percent to 8.42 percent, and the weighted average rate on amounts outstanding was 8.14 percent. As further discussed in Note 5, Services has entered into two interest rate swaps to hedge a portion of its variable rate debt. As of December 31, 2023, including the effects of the interest rate swaps, approximately 80 percent of Services total long-term debt was fixed rate debt. Gain on Early Extinguishment of Debt Upon emergence from bankruptcy, outstanding obligations under the 6.750 percent senior notes due April 1, 2028 (“Midwest Notes”) were cancelled and holders of claims under the Midwest Notes received $100.0 million in aggregate principal in new loans under the Term Loan. At emergence, only a portion of the holders of the Midwest Notes were identified. As such, the portion of the Term Loan attributable to the unidentified holders of the Midwest Notes of $17.9 million was held by Windstream. As holders of the Midwest Notes came forward after emergence, individual holders were paid off and their portion of the Term Loan was retired. Institutional investors who came forward after emergence received their pro rata share of the Term Loan. Under the provisions of the Credit Agreement, the unidentified holders of the Midwest Notes had until June 26, 2021 (“Reversion Date”) to come forward to obtain their allocation of the Term Loan. After such time, any unclaimed portion of the Term Loan held by Windstream for the benefit of the holders of the Midwest Notes was automatically discharged, terminated and cancelled. As of the Reversion Date, the unclaimed balance of the Term Loan was approximately $10.2 million. Because the Company’s obligations related to the unclaimed Term Loan were fully discharged as of the Reversion Date, the Company reduced its long-term debt obligations and recorded a gain on early extinguishment of debt of $10.2 million in the second quarter of 2021. WINDSTREAM HOLDINGS II, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-19

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Debt, Continued:

Debt Covenants

The amended Credit Agreement includes usual and customary negative covenants for exit loan agreements of this type, including covenants limiting Borrower and its restricted subsidiaries' (other than certain covenants therein which are limited to subsidiary guarantors) ability to, among other things, incur additional indebtedness, create liens on assets, make investments, loans or advances, engage in mergers, consolidations, sales of assets and acquisitions, pay dividends and distributions and make payments in respect of certain material payment subordinated indebtedness, in each case subject to customary exceptions for exit loan agreements of this type. The amended Credit Agreement also includes certain customary representations and warranties, affirmative covenants and events of default, including, but not limited to, payment defaults, breaches of representations and warranties, covenant defaults, certain events under Employee Retirement Income Security Act ("ERISA"), unstayed judgments in favor of a third party involving an aggregate liability in excess of a certain threshold, change of control, specified governmental actions having a material adverse effect or condemnation or damage to a material portion of the collateral.

The terms of the Credit Agreement and indenture for the 7.750 percent senior first lien notes due August 15, 2028 (the "2028 Notes") include customary covenants that, among other things, require the Company to maintain certain financial ratios and restrict its ability to incur additional indebtedness. These financial ratios include a maximum leverage ratio of 3.5 to 1.0 and a maximum first lien secured leverage ratio of 2.25 to 1.0. As of December 31, 2023, the Company was in compliance with all of its debt covenants.

Certain properties of the Company are pledged as collateral to secure long-term debt obligations of Services. The obligations under Services' senior secured credit facility and indenture governing the 2028 Notes are secured by liens on all of the personal property assets and the related operations of the Company's subsidiaries who are guarantors of the senior secured credit facility and 2028 Notes.

Maturities for long-term debt outstanding as of December 31, 2023, excluding $32.4 million of unamortized discount and $2.7 million of unamortized debt issuance costs, were as follows for the years ended December 31:

Year		(Millions)
2024	$	7.5
2025		7.5
2026		7.5
2027		939.1
2028		1,400.0
Total	$	2,361.6

Interest Expense

Interest expense was as follows for the years ended December 31:

(Millions)		2023		2022		2021
Interest expense - long-term debt	$	234.6	$	186.3	$	171.0
Interest expense - finance leases and other		10.3		10.3		10.3
Effects of interest rate swaps		(19.2)		(4.6)		0.4
Less capitalized interest expense		(16.1)		(6.6)		(5.9)
Total interest expense	$	209.6	$	185.4	$	175.8

F-20

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Derivatives:

Set forth below is information related to interest rate swap agreements as of December 31:

(Millions)		2023		2022
Designated portion, measured at fair value:				
Other current assets	$	10.8	$	17.5
Other assets	$	5.6	$	14.2
Other current liabilities	$	0.1	$	—
Other liabilities	$	5.0	$	—
Accumulated other comprehensive (loss) income	$	(2.4)	$	31.7
De-designated portion, measured at fair value:				
Accumulated other comprehensive income	$	14.3	$	—

Changes in derivative instruments were as follows for the years ended December 31:

(Millions)		2023		2022		2021
Designated interest rate swaps:						
Changes in fair value, net of tax	$	(0.3)	$	23.3	$	3.9
Reclassification of unrealized (gains) losses, net of tax	$	(10.7)	$	(3.5)	$	0.3
De-designated interest rate swaps:						
Reclassification of unrealized gains, net of tax	$	(3.8)	$	—	$	—

As of December 31, 2023, the Company expects to recognize net gains of $8.4 million, net of taxes, in interest expense during the next twelve months for interest settlements related to its interest rate swap agreements.

Services enters into interest rate swap agreements to mitigate its exposure to the variability in cash flows on a portion of its floating-rate debt, consisting of the $750.0 million Term Loan, $250.0 million Incremental Term Loan and borrowings under the senior secured revolving credit facility. As of December 31, 2022, Services was party to two pay fixed, receive variable interest rate swap agreements with bank counterparties. The first swap had a notional value of $200.0 million, matured on October 31, 2023 and the fixed rate paid is 1.0290 percent. The second swap has a notional value of $300.0 million, matures on October 31, 2025 and the fixed rate paid is 1.1012 percent. The variable rate received on both swaps is the one-month U.S. Dollar-London Interbank Offered Rate-British Bankers Association ("USD-LIBOR-BBA") rate subject to a minimum of 1.0 percent and resets on the first day of the floating rate calculation period specified in each swap agreement. Services has designated both swaps as cash flow hedges of the interest rate risk inherent in borrowings outstanding under its Credit Agreement due to changes in the benchmark interest rate.

On May 11, 2023, the Company sold to the respective bank counterparty the 1.0 percent floor component of its existing pay fixed, receive variable interest rate swap with a notional value of $300.0 million and a maturity date of October 31, 2025, for approximately $1.0 million in cash. In conjunction with the sale, Services and the bank counterparty amended the interest rate swap agreement resulting in a change in the fixed interest rate paid from 1.1012 percent to 1.1422 percent. The variable rate received, notional value and maturity date of the amended swap are the same as the original swap. The Company designated the amended swap as a cash flow hedge of the variable interest rate risk inherent in borrowings outstanding under its Credit Agreement due to changes in the benchmark interest rate. As a result of the sale, Services discontinued hedge accounting for the original swap. Because the Company concluded that it was probable that the original hedged transactions (future interest payments) would still occur, the risk of the variability of future cash flows was not eliminated upon discontinuance of hedge accounting. Accordingly, unrealized gains deferred in accumulated other comprehensive income related to the discontinued hedging relationship as of May 11, 2023, of approximately $19.4 million will be amortized on a straight-line basis to interest expense over the remaining contractual term of the original swap.

F-21

5. Derivatives, Continued: USD LIBOR-based rates ceased to be published after June 30, 2023. As a result, the variable rate received on both interest rate swaps transitioned to the U.S. Dollar Secured Overnight Financing Rate fallback rate (“USD-SOFR”) for both valuations and settlements, beginning on July 27, 2023, and will continue to reset on the first day of the floating rate calculation period specified in each swap agreement. Other than the transition in variable rate indices, there were no other changes to the interest rate swaps, including notional amounts, maturity dates, fixed interest rates paid, or variable rate floors. Effective October 31, 2023, Services entered into a new pay fixed, receive variable interest rate swap agreement with a bank counterparty with a notional value of $200.0 million that matures on October 31, 2026. The fixed rate paid is 4.7030 percent and the variable rate received is the one-month USD-SOFR rate (not subject to a floor) that resets on the first day of the floating rate calculation period specified in the swap agreement. Services has designated the swap as a cash flow hedge of the interest rate risk inherent in borrowings outstanding under its Credit Agreement due to changes in the benchmark interest rate. The new swap replaces the $200.0 million notional value interest rate swap, which matured and terminated on October 31, 2023. Under the provisions of Topic 848, the Company has the option to change the method of assessing effectiveness upon a change in the critical terms of the derivative or the hedged transactions. As a result of the amendments to its Credit Agreement and refinancing of certain debt obligations completed in November 2022, and the transition from LIBOR to SOFR completed in July 2023, Services elected to continue its current method of assessing effectiveness of its hedging relationships and elected certain optional expedients available under Topic 848 to match the reference rate on the hypothetical derivative with the reference rate on the hedging instrument, to assert the probability of the hedged interest payments and to update the designated hedged risk in all outstanding cash flow hedging relationships to match the risk presented in the modified interest payments. All or a portion of the change in fair value of the interest rate swap agreements recorded in accumulated other comprehensive income may be recognized in earnings in certain situations. If Services extinguishes all of its variable rate debt, or a portion of its variable rate debt such that the outstanding notional amount of the swaps exceeds the outstanding notional amount of variable rate debt, all or a portion of the change in fair value of the swaps may be recognized in earnings. In addition, the change in fair value of the swaps may be recognized in earnings if the Company determines it is no longer probable that it will have future variable rate cash flows to hedge against. The Company has assessed the counterparty risk and determined that no substantial risk of default exists as of December 31, 2023. Each counterparty is a bank with a current credit rating at or above A, as determined by Moody’s Investors Service, Standard & Poor’s Corporation and Fitch Ratings. The swap agreements with each of the bank counterparties contain cross-default provisions whereby, if Services were to default on certain indebtedness and that indebtedness were to be accelerated, it could result in the counterparties terminating the outstanding swap agreements with Services. Were such a termination to occur, the party that was in a liability position under the applicable swap at the time of such termination would be required to pay the value of the swap, as determined in accordance with the terms of the applicable swap agreement, to the other party. As of December 31, 2022, neither of the interest rate swap agreements were in an aggregate liability position. Services’ obligations to its swap counterparties are secured under the Credit Agreement and Services does not post any separate collateral to its counterparties related to its interest rate swap agreements. Balance Sheet Offsetting Services is party to master netting arrangements, which are designed to reduce credit risk by permitting net settlement of transactions, with counterparties. For financial statement presentation purposes, the Company does not offset assets and liabilities under these arrangements. The following tables present the assets and liabilities subject to an enforceable master netting arrangement as of December 31, 2023 and 2022. WINDSTREAM HOLDINGS II, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-22

5. Derivatives, Continued: Information pertaining to derivative assets was as follows: Gross Amount of Assets Presented in the Consolidated Balance Sheets Gross Amount Not Offset in the Consolidated Balance Sheets Millions Financial Instruments Cash Collateral Received Net Amount December 31, 2023: Interest rate swaps $ 16.4 $ (5.1) $ — $ 11.3 December 31, 2022: Interest rate swaps $ 31.7 $ — $ — $ 31.7 Information pertaining to derivative liabilities was as follows: Gross Amount of Liabilities Presented in the Consolidated Balance Sheets Gross Amount Not Offset in the Consolidated Balance Sheets Millions Financial Instruments Cash Collateral Received Net Amount December 31, 2023: Interest rate swaps $ 5.1 $ (5.1) $ — $ — 6. Fair Value Measurements: Fair value of financial and non-financial assets and liabilities is defined as an exit price, representing the amount that would be received to sell an asset or transfer a liability in an orderly transaction between market participants. Authoritative guidance defines the following three tier hierarchy for assessing the inputs used in fair value measurements: Level 1 – Quoted prices in active markets for identical assets or liabilities Level 2 – Observable inputs other than quoted prices in active markets for identical assets or liabilities Level 3 – Unobservable inputs The highest priority is given to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority is given to unobservable inputs (level 3 measurement). Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the determination of fair value of assets and liabilities and their placement within the fair value hierarchy levels. Financial instruments consist primarily of cash, cash equivalents, restricted cash, accounts receivable, accounts payable, interest rate swaps, and long-term debt. The carrying amount of cash, restricted cash, accounts receivable and accounts payable was estimated by management to approximate fair value due to the relatively short period of time to maturity for those instruments. Cash equivalents, interest rate swaps and long-term debt are measured at fair value on a recurring basis. Cash equivalents were not significant as of December 31, 2023 and 2022. Non-financial assets and liabilities, including property, plant and equipment, intangible assets and asset retirement obligations, are measured at fair value on a non-recurring basis. No event occurred during the years ended December 31, 2023 and 2022 requiring any non-financial asset and liability to be subsequently recognized at fair value. WINDSTREAM HOLDINGS II, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-23

6. Fair Value Measurements, Continued: The fair value of debt and interest rate swaps was as follows as of December 31: (Millions) 2023 2022 Recorded at Fair Value in the Financial Statements: Interest rate swap assets - Level 2 $ 16.4 $ 31.7 Interest rate swap liabilities - Level 2 $ 5.1 $ — Not Recorded at Fair Value in the Financial Statements: (a) Debt, including current portion - Level 2: Included in current portion of long-term debt $ 7.1 $ 6.7 Included in long-term debt $ 2,148.6 $ 2,032.8 (a) Recognized at carrying value of $2,329.2 million and $2,329.7 million, including current portion excluding unamortized debt issuance costs, as of December 31, 2023 and 2022, respectively. The fair value of interest rate swaps is determined based on the present value of expected future cash flows using the applicable observable, quoted swap rates (USD-SOFR as of December 31, 2023 and USD-LIBOR-BBA as of December 31, 2022) for the full term of the swaps and incorporating credit valuation adjustments to appropriately reflect both Services’ own non- performance risk and non-performance risk of the respective counterparties. As of December 31, 2023 and 2022, the adjustment to the fair value of the interest rate swaps to reflect non-performance risk was immaterial. The fair value of the 2028 Notes was based on observed market prices in an inactive market and the fair value of the Incremental Term Loan and the Term Loan were based on current market interest rates applicable to the debt instrument. During 2023, there were no assets or liabilities measured at fair value for purposes of the fair value hierarchy using significant unobservable inputs (Level 3). There were no transfers within the fair value hierarchy during the year ended December 31, 2023. 7. Revenues: Revenues from contracts with customers are accounted for under ASC 606 and are earned primarily through the provisioning of telecommunications and other services and through the sale of equipment to customers and contractors. Revenues are also earned from leasing arrangements, federal and state USF programs and other regulatory-related sources and activities. Contract Balances – Contract assets include unbilled amounts, which result when revenue recognized exceeds the amount billed to the customer and the right to payment is not just subject to the passage of time. Contract assets principally consist of discounts and promotional credits given to customers. The current and noncurrent portions of contract assets are included in other current assets and other assets, respectively, in the accompanying consolidated balance sheets. Contract liabilities consist of services billed in excess of revenue recognized. The changes in contract liabilities are primarily related to customer activity associated with services billed in advance, the receipt of cash payments and the satisfaction of performance obligations. Amounts are classified as current or noncurrent based on the timing of when the Company expects to recognize revenue. The current portion of contract liabilities is included in advance payments while the noncurrent portion is included in other liabilities. Contract assets and liabilities from contracts with customers were as follows as of December 31: (Millions) 2023 2022 Contract assets (a) $ 62.4 $ 67.3 Contract liabilities (b) $ 191.4 $ 173.4 (a) Included $37.8 million and $39.1 million in other current assets and $24.6 million and $28.2 million in other assets as of December 31, 2023 and 2022, respectively. WINDSTREAM HOLDINGS II, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-24

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Revenues, Continued:

(b) Included $129.4 million and $122.5 million in advance payments and $62.0 million and $50.9 million in other liabilities as of December 31, 2023 and 2022, respectively.

	Year Ended December 31,		
(Millions)	2023	2022	2021
Revenues recognized included in the opening contract liability balance	$ 121.8	$ 131.2	$ 126.5

Remaining Performance Obligations – Remaining performance obligations represent services the Company is required to provide to customers under bundled or discounted arrangements, which are satisfied as services are provided over the contract term. Certain contracts provide customers the option to purchase additional services or usage-based services. The fees related to the additional services or usage-based services are recognized when the customer exercises the option, typically on a month-to-month basis. In determining the transaction price allocated, the Company does not include these non-recurring fees and estimates for usage, nor does it consider arrangements with an original expected duration of less than one year.

Remaining performance obligations reflect recurring charges billed, adjusted for discounts and promotional credits and revenue adjustments. As of December 31, 2023, the aggregate amount of the transaction price allocated to remaining performance obligations was approximately $1.8 billion for contracts with original expected durations of more than one year remaining. The Company expects to recognize approximately 42 percent, 28 percent, and 16 percent of its remaining performance obligations as revenue during 2024, 2025 and 2026, respectively, with the remaining balance thereafter.

Revenue by Category – Windstream disaggregates its revenues from contracts with customers based on the business unit and class of customer to which products and services are provided because management believes it best depicts the nature, amount and timing of the Company's revenue recognition. During the first quarter of 2023, the Company made changes to further align its business unit operations which included (1) shifting revenues related to certain TDM voice and data services from Wholesale to Enterprise and (2) shifting revenues related to certain fiber-to-the-tower services from Wholesale to Kinetic. Prior period information presented below has been recasted to reflect these customer alignment changes.

Revenues disaggregated by category were as follows:

	Year Ended December 31, 2023			
(Millions)	Kinetic	Enterprise	Wholesale	Total
Category:				
Consumer	$ 1,179.3	$ —	$ —	$ 1,179.3
Enterprise	—	1,345.1	—	1,345.1
Small business	294.3	—	—	294.3
Large business	108.4	—	—	108.4
Wholesale	305.2	—	306.8	612.0
Switched access (a)	13.9	5.0	—	18.9
Sales revenues	30.2	3.4	5.1	38.7
Total revenue accounted for under ASC 606	1,931.3	1,353.5	311.9	3,596.7
Other revenues (b)	287.4	62.5	40.1	390.0
Total revenues and sales	$ 2,218.7	$ 1,416.0	$ 352.0	$ 3,986.7

F-25

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Revenues, Continued:

(Millions)	Year Ended December 31, 2022 Kinetic	Enterprise	Wholesale	Total
Category:				
Consumer	$ 1,148.0	$ —	$ —	$ 1,148.0
Enterprise	—	1,613.7	—	1,613.7
Small business	299.0	—	—	299.0
Large business	121.8	—	—	121.8
Wholesale	286.7	—	258.2	544.9
Switched access (a)	18.3	10.6	—	28.9
Sales revenues	39.1	4.3	1.7	45.1
Total revenue accounted for under ASC 606	1,912.9	1,628.6	259.9	3,801.4
Other revenues (b)	315.5	76.6	35.4	427.5
Total revenues and sales	$ 2,228.4	$ 1,705.2	$ 295.3	$ 4,228.9

(Millions)	Year Ended December 31, 2021 Kinetic	Enterprise	Wholesale	Total
Category:				
Consumer	$ 1,134.4	$ —	$ —	$ 1,134.4
Enterprise	—	1,756.1	—	1,756.1
Small business	304.9	—	—	304.9
Large business	134.3	—	—	134.3
Wholesale	256.7	—	225.1	481.8
Switched access (a)	20.5	15.4	—	35.9
Sales revenues	45.3	7.8	10.0	63.1
Total revenue accounted for under ASC 606	1,896.1	1,779.3	235.1	3,910.5
Other revenues (b)	379.0	97.2	32.2	508.4
Total revenues and sales	$ 2,275.1	$ 1,876.5	$ 267.3	$ 4,418.9

(a) Switch access revenues include usage sensitive revenues from long-distance companies and other carriers for access to the Company's network in connection with the completion of long-distance calls, as well as reciprocal compensation received from wireless and other local connecting carriers for use of the Company's network.

(b) Other service revenues primarily include end user surcharges, state USF, and lease revenues. These revenues also include RDOF funding in 2023 and 2022 and CAF Phase II funding in 2021, as further discussed in Note 8.

Deferred Contract Acquisition and Fulfillment Costs – Direct incremental costs to acquire a contract, consisting of sales commissions and certain costs associated with activating services, including costs to develop customized solutions and provision services, are deferred and recognized in operating expenses using a portfolio approach over the estimated life of the customer, which ranges from 18 to 39 months. Determining the amount of costs to fulfill a contract requires judgment. In determining costs to fulfill, consideration is given to periodic time studies, management estimates and statistics from internal information systems.

Deferred contract acquisition and fulfillment costs are classified as current or noncurrent based on the timing of when the Company expects to recognize the expense. The current and noncurrent portions of deferred contract acquisition and fulfillment costs are included in prepaid expenses and other assets, respectively, in the accompanying consolidated balance sheets. Amortization of deferred contract acquisition and fulfillment costs is included in costs of services and selling, general and administrative expenses in our consolidated statements of operations.

F-26

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Revenues, Continued:

The following table presents the deferred contract acquisition and fulfillment costs included on our consolidated balance sheets as of December 31:

(Millions)		2023		2022
Deferred Contract Acquisition Costs:				
Prepaid expenses	$	55.5	$	46.8
Other assets		35.7		38.6
Total deferred contract acquisition costs	$	91.2	$	85.4
Deferred Contract Fulfillment Costs:				
Prepaid expenses	$	14.8	$	11.5
Other assets		8.3		5.7
Total deferred contract fulfillment costs	$	23.1	$	17.2

Amortization of deferred contract acquisition costs was $61.4 million, $48.6 million and $23.7 million for the years ended December 31, 2023, 2022 and 2021, respectively. Amortization of deferred contract fulfillment costs was $16.6 million, $14.5 million and $7.2 million for the years ended December 31, 2023, 2022 and 2021, respectively.

8. Government Assistance:

The Company receives federal and state governmental assistance in the form of subsidies and grants for either the construction of long-lived assets used in providing broadband service or to help offset the high cost of providing service to rural markets. Federal and state governmental assistance received by the Company and accounted for as service revenues consist of the following:

RDOF Support – In 2019, the FCC announced RDOF for rural broadband deployments. The Company was awarded $522.8 million in RDOF support over ten years ($52.3 million per year beginning in 2022) to provide rural broadband service to approximately 192,000 locations in 18 states. Windstream has committed to offering broadband service at speeds of at least 1-Gigabyte per second ("Gbps") download and 500-Megabytes per second ("Mbps") upload as well as meet certain network latency performance requirements. The Company expects to incur approximately $635.0 million in aggregate capital expenditures during the years 2022 through 2027 in meeting its broadband service requirements. During 2023 and 2022, Windstream incurred $20.3 million and $21.0 million, respectively, in capital expenditures related to RDOF. Recipients of RDOF support are required to file annual reports indicating their progress in meeting their milestone broadband service requirements and are subject to specific record retention and audit requirements. Failure to timely submit the required reporting or meet specified milestones could result in the withholding of future funding and/or recovery of previous support provided. Windstream fully expects to meet all future requirements under RDOF and to receive funding for the total amount awarded. RDOF funding was $52.3 million in 2023. Windstream received delayed approvals in New York and Florida, resulting in $51.7 million in RDOF being recognized in 2022. Accounts receivable included $4.4 million and $4.5 million as of December 31, 2023 and 2022, respectively, for RDOF support received in January 2024 and 2023, respectively.

CAF Phase II Support – In conjunction with reforming the federal USF, the FCC established CAF which provided incremental broadband funding to a number of unserved and underserved locations. In 2015, Windstream accepted support offers under CAF Phase II for 17 of 18 states in which the Company was the incumbent provider, totaling $175.0 million in annual funding. As a recipient of CAF Phase II funding, the Company was required to offer customers standalone voice service at reasonable rates and to offer broadband service at speeds of at least 10-Mbps download and 1-Mbps upload to approximately 400,000 locations by the end of 2020. The Company was required to file annual reports with the FCC indicating its progress in meeting specified broadband targets and to certify that the CAF support was used only for the provision, maintenance, and upgrading of facilities and services for which the support was intended. The Company satisfied its annual reporting and broadband deployment requirements for each year CAF support was available and funding ceased as of December 31, 2021. CAF funding was $175.3 million in 2021.

F-27

8. Government Assistance, Continued: State USF Support – The Company receives funding from state USF programs in eight states with a substantial portion of the funding received in Texas, Pennsylvania and New Mexico. This funding is intended to subsidize, apart from federal programs, the high cost of operating telecommunications networks in certain rural areas. The Company is required to provide periodic reporting in accordance with the requirements of the individual states documenting that the funding was used to support the provisioning of service to customers, including the maintenance and operation of the network facilities. State USF funding included in service revenues totaled $62.6 million, $100.2 million and $38.9 million in 2023, 2022 and 2021, respectively. As further discussed in Note 15, state USF funding in 2022 included $53.7 million of arrearages recognized for the period November 2020 to July 2022 payable to the Company pursuant to a December 2022 settlement agreement with the Texas Public Utility Commission, of which $16.0 million was paid to the Company on December 23, 2022. During 2023, the Company received all remaining arrearages and interest owed pursuant to the settlement agreement, which in the aggregate totaled $54.3 million. Accounts receivable included $6.4 million and $44.0 million as of December 31, 2023 and 2022, respectively, for support not yet received related to the state USF programs and for the remaining amounts due under the settlement agreement. Grant funds received for capital expenditures to expand the availability and affordability of residential broadband service via direct grants or through the formation of public private partnerships recognized as a reduction in the cost of the related assets consisted of the following: Arkansas Rural Connect (“ARC”) Broadband Program – In the fourth quarter of 2021, the Company received $46.3 million to fund the cost of fiber broadband expansion projects in seven counties in Arkansas funded through the American Rescue Plan Act of 2021 (“ARPA”). Windstream also invested its own capital to complete the projects to provide broadband service at speeds of at least 1-Gbps download and 1-Gbps upload. Under terms of the approved grant awards, the Company had committed to completing all construction projects by the end of the first quarter of 2022. Due to construction delays outside of its direct control (i.e., untimely receipt of all construction permits, delays in the identification of other utilities underground conduit locations, execution of joint-use pole attachment agreements with other utility service providers, and contract labor issues), the Company completed construction and deployment of broadband service to all locations within the project footprints during the first half of 2023. During 2023, 2022 and 2021, Windstream incurred $21.7 million, $48.7 million and $9.7 million in total capital expenditures, respectively, and applied $8.6 million, $31.8 million and $5.9 million of ARC funding, respectively, to reduce the cost of the related assets. In total, the Company utilized all $46.3 million in funding related to this program and invested $33.8 million of its own capital to complete the approved construction projects. As of December 31, 2022, the amount of ARC funding received not yet expended was $8.6 million and was included in other current liabilities in the accompanying consolidated balance sheets. In February 2022, the Company was approved to receive an additional $5.2 million in ARC funding for construction projects in two other counties, with Windstream being responsible for all project costs that exceed the amounts of the grants. Funding for these projects will be received on a quarterly basis following submission of documentation of eligible capital expenditures incurred. Under terms of the approved grant awards, the Company had originally committed to completing all construction projects by January 31, 2023. Due to similar construction delays as noted above, Windstream completed these projects during November 2023. As of December 31, 2023, Windstream has requested but has not yet received any reimbursement of the grant funds for these two additional projects. Capital expenditures funded by the Company in 2023 and 2022 were $1.8 million and $0.5 million, respectively, and capital expenditures funded by the grant in 2023 and 2022 were $4.0 million and $1.2 million, respectively. Included in other current assets were $5.2 million and $1.2 million as of December 31, 2023 and 2022, respectively, for funding reimbursements not yet received. For all ARC broadband projects, once construction is completed, all Internet service orders must be supplied within 30 days of an order being placed. This service commitment extends through January 1, 2030. Failure to cure within 30 days of notification of any non-performance could result in the recipient being required to return up to 5 percent of the grant funds received per month of non-performance to the State of Arkansas. Windstream fully expects to meet all future requirements to provide service within 30 days of receipt of a service order and therefore expects to retain all grant proceeds. WINDSTREAM HOLDINGS II, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-28

8. Government Assistance, Continued: Coronavirus Aid, Relief, and Economic Security Act (“CARES”) Funding – In 2020, the Company was awarded a total of $11.1 million in CARES funding consisting of $4.9 million in Arkansas for three counties, $4.9 million in Nebraska for five cities and $1.3 million for one county in Pennsylvania. Windstream was awarded the grants in each state to install and deliver broadband infrastructure, broadband access and service to potential customers in the cities/counties covered by the grants. Windstream is responsible for all projects costs that exceed the amounts of the grants. The Company was required to provide broadband services to customers at speeds of at least 25-Mbps download and 3-Mbps upload. The Company was required to maintain supporting documentation and records related to the appropriate use of the grant funds and provide periodic reporting in accordance with the requirements of the individual states, including notification of completion of the construction projects. There were no capital expenditures incurred by Windstream nor any additional funding received by the Company in 2023 and 2022 related to these grants. During 2021, Windstream incurred capital expenditures of $3.6 million and received CARES funding of $0.2 million. Because the Company has met the construction and service requirements of the grants, no further activity related to CARES funding is expected. Florida Rural Infrastructure Fund Fiscal Year 2022-2023 Statewide Program – In February 2022, the Company was awarded a grant to support fiber broadband expansion to deliver 1-Gbps Internet service to approximately 4,900 households. Funding for this broadband project will come from $2.0 million in grants awarded to the county and funded through ARPA. Windstream expects to invest $7.2 million of its own capital to complete the project, and the Company is responsible for all project costs that exceed the amounts of the grants. The grants were amended on February 7, 2023, specifying that the county funds will be disbursed to Windstream as follows: 34 percent upon permitting approval, 33 percent upon construction completion and the remaining 33 percent upon completion of final testing. Construction projects related to this program began in 2023 and are expected to be completed in the first half of 2024. Upon completion of each project, Windstream will be able to offer broadband service speeds of at least 1-Gbps download and upload to the households within the county. The county will have no ownership right or interest in any of the constructed assets, as Windstream will retain full legal and/or beneficial title to the constructed assets. The county is responsible for preparing and submitting all reporting required in connection with its receipt of the funds, including financial reports, performance reports, and annual reports. Windstream will provide to the county, information necessary for the county to fulfill its reporting obligations. All grant funds are subject to recapture and repayment for non-compliance. The State of Florida shall have the right to terminate the grant agreement and to recapture and be reimbursed for any payments made: (i) that are not allowed under applicable laws, rules and regulations; or (ii) that are otherwise inconsistent with the grant agreement, including any unapproved expenditures. Windstream fully expects to meet all future construction and service requirements and therefore expects to receive and retain all grant proceeds related to this program. As of December 31, 2023, Windstream had not received any grant funds under this program. During 2023 and 2022, capital expenditures funded by the Company were $5.3 million and $0.6 million, respectively. Capital expenditures funded by the grant were $1.5 million in 2023 and immaterial in 2022. Included in other current assets as of December 31, 2023 was $1.5 million for funding not yet received. Georgia State Fiscal Recovery Fund Broadband Infrastructure Program – In February 2022, the Company announced that it will partner with 18 counties across Georgia for fiber broadband expansion to deliver 1-Gbps Internet service to approximately 70,000 Georgia homes and businesses. Funding for these broadband projects will come from $170.5 million in grants awarded to the counties and funded through ARPA. Windstream expects to invest $129.9 million of its own capital to complete the projects. Windstream is responsible for all projects costs that exceed the amounts of the grants. All expenditures covered by the grant funds must be incurred by October 31, 2026, and each county must submit expenses for reimbursement directly to the State of Georgia no later than December 31, 2026. Grant funds must be used solely for costs directly incurred to complete the broadband project identified in the approved grant application. Windstream will be required to submit adequate supporting documentation for each expenditure incurred monthly to the applicable county, which in turn, will submit a request for reimbursement directly to the State of Georgia. Upon reimbursement from the State of Georgia, the county will remit the funds to Windstream. Construction projects related to this program began in 2023 and Windstream expects to complete the majority of projects in 2024. WINDSTREAM HOLDINGS II, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-29

8. Government Assistance, Continued: Upon completion of each project, Windstream will be able to offer broadband service speeds of at least 1-Gbps download and upload to the households within each county. The county will have no ownership right or interest in any of the constructed assets, as Windstream will retain full legal and/or beneficial title to the constructed assets. Each county is responsible for preparing and submitting all reporting required in connection with its receipt of the funds, including financial reports, performance reports, and annual reports. Windstream will provide to each county, information necessary for the county to fulfill its reporting obligations. All grant funds are subject to recapture and repayment for non-compliance. The State of Georgia shall have the right to terminate the grant agreement and to recapture and be reimbursed for any payments made: (i) that are not allowed under applicable laws, rules and regulations; or (ii) that are otherwise inconsistent with the grant agreement, including any unapproved expenditures. Windstream fully expects to meet all future construction and service requirements and therefore expects to receive and retain all grant proceeds related to this program. Through December 31, 2023, Windstream had received $30.7 million in grant funds under this program. As of December 31, 2022, Windstream had not requested nor received any reimbursement grant funds under this program. Capital expenditures funded by the Company in 2023 and 2022 were $25.3 million and $0.9 million, respectively. Capital expenditures funded by the grant in 2023 and 2022 were $30.1 million and $4.0 million, respectively, with $3.4 million and $4.0 million included in other current assets as of December 31, 2023 and 2022, respectively, for funding not yet received. In January 2023, the Company was awarded grants under the Capital Projects Fund (“CPF”) Grant Program in the State of Georgia for fiber broadband expansion to deliver broadband service speeds of at least 100-Mbps download and upload to approximately 4,500 households across four counties in Georgia. Funding for these broadband projects will come from $34.9 million in grants awarded to the Company and funded through ARPA. Windstream expects to invest approximately $2.0 million of its own capital to complete the projects. All expenditures covered by the grant funds must be incurred by December 31, 2026, and all requests for reimbursement of qualified expenditures must be made directly to the State of Georgia no later than December 31, 2026. In June 2023, Windstream was awarded an additional $8.5 million through a second round of the CPF Grant Program in the State of Georgia. The Company expects to invest $11.2 million of its own capital to expand broadband service to an additional 2,200 households across another three counties in Georgia. All expenditures covered by the grant funds must be incurred by October 31, 2026, and all requests for reimbursement of qualified expenditures must be made directly to the State of Georgia no later than December 31, 2026. Capital expenditures incurred related to the CPF Grant Program in 2023 were immaterial. Under the CPF Grant Program, the State of Georgia shall have the right to terminate the grant agreements and to recapture and be reimbursed for any payments made: (i) that are not allowed under applicable laws, rules and regulations; or (ii) that are otherwise inconsistent with the grant agreement, including any unapproved expenditures. Empower Rural Iowa, Coronavirus State and Local Fiscal Recovery Funds Grant – In March 2022, the Company was awarded grants in 10 counties across Iowa for fiber broadband expansion to deliver 100-Mbps Internet service to more than 2,300 Iowa households. Funding for these broadband projects will come from a total of $10.1 million in grants awarded to the counties and funded through ARPA. Windstream expects to invest $8.7 million of its own capital to complete the project. All expenditures covered by the grant funds must be incurred by December 31, 2024, and each county may pay through September 30, 2026. Grant funds must be used solely for costs directly incurred to complete the broadband project identified in the approved grant application, Windstream is responsible for any costs over the grant out amount by county. Windstream will be required to submit adequate supporting documentation for each expenditure incurred monthly to the applicable county, which in turn, will submit a request for reimbursement directly to the State of Iowa. Upon reimbursement from the State of Iowa, the county will remit the funds to Windstream. Construction projects related to this program began in 2023 and are expected to be completed by the end of 2024. WINDSTREAM HOLDINGS II, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-30

8. Government Assistance, Continued: Upon completion of each project, Windstream will be able to offer broadband service speeds of at least 100-Mbps download and upload to the households within each county. The county will have no ownership right or interest in any of the constructed assets, as Windstream will retain full legal and/or beneficial title to the constructed assets. Each county is responsible for preparing and submitting all reporting required in connection with its receipt of the funds, including financial reports, performance reports, and annual reports. Windstream will provide to each county, information necessary for the county to fulfill its reporting obligations. All grant funds are subject to recapture and repayment for non-compliance. The State of Iowa shall have the right to terminate the grant agreement and to recapture and be reimbursed for any payments made: (i) that are not allowed under applicable laws, rules and regulations; or (ii) that are otherwise inconsistent with the grant agreement, including any unapproved expenditures. Windstream fully expects to meet all future construction and service requirements and therefore expects to receive and retain all grant proceeds related to this program. Through December 31, 2023, Windstream had received $5.0 million in grant funds under this program. As of December 31, 2022, Windstream had not requested nor received any reimbursement grant funds under this program. Capital expenditures funded by the Company in 2023 and 2022 were $5.1 million and $0.3 million, respectively. Capital expenditures funded by the grant in 2023 were $6.2 million and immaterial in 2022. Included in other current assets as of December 31, 2023 was $1.5 million for funding not yet received. Nebraska USF – The Company is required by state commission order to use 95 percent of its annual USF funding received in Nebraska to fund certain broadband construction projects. The Company is required to notify the Nebraska Public Service Commission (“PSC”) of the expected cost and amount of USF funding to be used to complete the construction projects. There are no formal grant applications or agreements between the Company and the PSC. All construction projects must be completed within 18 months unless an extension is granted by the PSC and the funding must be used for the construction of network facilities capable of providing broadband services to customers at speeds of at least 25-Mbps download and 3-Mbps upload. Windstream is responsible for all projects costs that exceed the amounts of the USF funding. The Company is required to maintain supporting documentation and records related to the appropriate use of the USF funds. In 2022, Windstream notified the PSC of its intent to complete construction projects in two exchanges within Nebraska at a total expected cost of $7.6 million, funded in large part by $7.3 million of USF funding (the “2022 Projects”). In 2021, Windstream notified the PSC of its intent to complete construction projects in five exchanges (the “2021 Projects”) within Nebraska at a total expected cost of $8.0 million, funded in large part by $6.3 million of USF funding. Windstream elected not to accept its share of allocated funding to complete any new 2023 construction projects. For construction projects related to 2022 and prior years, Windstream funded capital expenditures of $5.0 million, $0.9 million and $0.3 million in 2023, 2022 and 2021, respectively, while Nebraska USF funded capital expenditures of $4.1 million, $11.4 million and $2.0 million in 2023, 2022 and 2021, respectively. Windstream received Nebraska USF of $9.2 million, $2.2 million and $5.5 million in 2023, 2022 and 2021, respectively. Other current assets included $6.6 million and $9.8 million as of December 31, 2023 and 2022, respectively, for funding not yet received. Due to construction delays primarily related to obtaining required permits and supply chain shortages, the Company has requested from the PSC a second extension to complete construction of the two 2021 Projects extending the deadline from June 30, 2023 to June 30, 2024. The Company has also requested an extension from the PSC for the 2022 Projects, to now be completed by December 31, 2024. National Telecommunications and Information Administration (“NTIA”) Broadband Infrastructure Program Grant in Sabine County, Texas (the “County”) – In February 2022, Windstream was awarded a grant to support fiber broadband expansion to deliver Internet service with speeds of 25-Mbps download and 3-Mbps upload or greater to approximately 5,400 households. Funding for this broadband project comes from a $12.7 million grant awarded to the County by NTIA. Windstream expects to invest $4.7 million of its own capital to complete the project and maintain a $4.0 million performance bond until project completion. Grant funds must be used solely for costs directly incurred to complete the broadband project identified in the approved grant application, Windstream is responsible for any costs over the grant out amount. Windstream is required to submit adequate supporting documentation for each expenditure incurred monthly to the County, which in turn, will submit a request for reimbursement directly to NTIA. Upon reimbursement from NTIA, the County will remit the funds to Windstream. Construction projects related to this program began in late 2023, with certain projects remaining on hold pending a permit from the U.S. National Forestry Service. Windstream funded capital expenditures of approximately $0.4 million in both 2023 and 2022. The grant funded capital expenditures of approximately $0.7 million in both 2023 and 2022. Windstream has not yet received any reimbursement grant funds under this program. Accordingly, other current assets included $1.4 million as of December 31, 2023, for funding not yet received. WINDSTREAM HOLDINGS II, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-31

8. Government Assistance, Continued: Ohio Broadband – In March 2022, Windstream was awarded 6 grants by Ohio’s Department of Development to support installation of last mile broadband infrastructure with the capability to provide tier two broadband service with speeds of up to 1-Gbps symmetrical. Funds received by Windstream will total $6.6 million. Windstream will contribute approximately $0.4 million in matching funds amounting to an overall project cost of $7.0 million. Timing of funding is milestone-based. Windstream has received $4.0 million with the final 10 percent to be received upon completion. Construction is required to be completed, including final testing, by July 1, 2024. Assuming timely receipt of permits, the Company expects to complete the construction on time. The Company is required to provide broadband services to customers at speeds of at least 50-Mbps symmetrical, as well as annual operational reports through July 1, 2028. A breach of the terms may result in reclamation of all or a portion of the grant funds. Windstream had received $2.0 million and $2.0 million in grant funds under this program as of December 31, 2023 and 2022, respectively. Capital expenditures funded by the grant were $3.9 million and $0.4 million as of December 31, 2023 and 2022, respectively, with $0.3 million included in other current assets as of December 31, 2023, for funding not yet received. 9. Leases Our operating leases for network assets and equipment, office space, office equipment and real estate have remaining lease terms of 1 to 30 years, some of which may include one or more options to renew with renewal terms that can extend the lease term from 1 to 10 years or more. Finance leases consist principally of facilities and equipment for use in our operations. As of December 31, 2023, there are no material operating or finance leases that have not yet commenced. Leaseback of Telecommunication Network Assets – Under two structurally similar but independent agreements with Uniti, one applicable to network facilities within ILEC market areas and the other applicable to network facilities within CLEC market areas, Windstream has the exclusive right to use certain telecommunications network assets, including fiber and copper networks, for an initial term ending in April 2030, with up to four, five-year renewal options. The terms of the master lease agreements with Uniti provided for an initial total annual base rent of $672.2 million paid in equal monthly installments in advance with an annual escalator of 0.5 percent. Future payments due under the master lease agreements reset to fair market rates upon Windstream’s execution of the renewal options. As of December 31, 2023, the remaining initial term of the master lease agreements is 6.3 years with a discount rate of 8.1 percent. Under the master lease agreements, Uniti also agreed to fund up to $1.75 billion in GCIs over the remaining initial lease term and to pay Windstream $400.0 million in quarterly cash installments over a five-year period ending in 2025, at an annual interest rate of 9.0 percent, which amount may be paid in full or in part at any time, resulting in total cash payments ranging from $438 - $485 million over the five-year period. On the one- year anniversary of any GCIs funded by Uniti, the annual base rent payable by the Company will increase by an amount equal to 8.0 percent of such investment, subject to a 0.5 percent annual escalator. Settlement payments from Uniti are accounted for as an accretion to the Company’s operating lease liability when received. Through December 31, 2023, the Company has received $794.2 million in cash from Uniti to fund GCIs and $313.4 million in cash installment payments. Leaseback of Real Estate Contributed to Pension Plan – Windstream leases certain real property contributed to the Windstream Pension Plan. The lease agreements provide for the continued use of the properties by our operating subsidiaries and include initial lease terms of 10 years for certain properties and 20 years for the remaining properties at an aggregate annual rent of approximately $6.0 million. The lease agreements provide for annual rent increases ranging from 2 percent to 3 percent over the initial lease term and may be renewed for up to three additional five-year terms. The properties are managed on behalf of the Windstream Pension Plan by an independent fiduciary. Due to our ability to repurchase the property by ceasing all but de minimis operations at the location, control of the property has not transferred and the transaction continues to be accounted for as a financing obligation. Accordingly, the properties continue to be reported as assets of Windstream and depreciated over their remaining useful lives until termination of the lease agreements. The long-term lease obligation of $66.9 million and $67.6 million as of December 31, 2023 and 2022 is presented in other liabilities. As a result of using the effective interest rate method, when lease payments are made to the Windstream Pension Plan, a portion of the payment is charged to interest expense and the remaining portion is recorded as a reduction to the long-term lease obligation. WINDSTREAM HOLDINGS II, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-32

9. Leases, Continued: Components of lease expense were as follows for the years ended December 31: (Millions) Classification 2023 2022 2021 Operating lease costs (a) Cost of services and Selling, general and administrative $ 810.5 $ 783.6 $ 752.5 Finance lease costs: Amortization of right-of-use assets Depreciation and amortization 9.9 9.1 10.1 Interest on lease liabilities Interest expense 7.4 2.1 4.7 Net lease expense $ 827.8 $ 794.8 $ 767.3 (a) Includes short-term leases and variable lease costs which are not material. Supplemental balance sheet information related to leases was as follows as of December 31: (Millions) 2023 2022 Operating Leases Operating lease right-of-use assets $ 3,686.3 $ 4,026.1 Current portion of operating lease obligations $ 456.3 $ 421.1 Long-term operating lease obligations 3,455.2 3,764.3 Total operating lease liabilities $ 3,911.5 $ 4,185.4 Finance Leases Property, plant and equipment, gross $ 113.0 $ 72.6 Accumulated depreciation (35.1) (24.1) Property, plant and equipment, net $ 77.9 $ 48.5 Other current liabilities $ 6.4 $ 9.8 Other liabilities 21.4 27.9 Total finance lease liabilities $ 27.8 $ 37.7 Weighted Average Remaining Lease Term Operating leases 6.2 years 7.2 years Finance leases 12.1 years 10.3 years Leaseback of real estate contributed to pension plan 8.8 years 9.8 years Weighted Average Discount Rate Operating leases 8.2% 8.1 % Finance leases 13.5% 11.4 % Leaseback of real estate contributed to pension plan 8.3% 8.3 % WINDSTREAM HOLDINGS II, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-33

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Leases, Continued:

Supplemental cash flow information related to leases was as follows for the years ended December 31:

(Millions)		2023		2022		2021
Cash paid for amounts included in the measurement of lease liabilities:						
Operating cash outflows from operating leases	$	739.3	$	807.1	$	677.2
Operating cash outflows from finance leases	$	7.4	$	2.1	$	4.7
Financing cash outflows from finance leases	$	10.2	$	10.3	$	10.6
Right-of-use assets obtained in exchange for lease obligations:						
Operating leases	$	141.0	$	235.5	$	155.9
Finance leases	$	0.3	$	5.7	$	12.7

As of December 31, 2023, future minimum lease payments under non-cancellable leases were as follows:

(Millions)		Operating Leases (a)		Leaseback of Real Estate Contributed to Pension Plan (a)		Finance Leases (a)
2024	$	725.6	$	6.1	$	10.4
2025		726.4		5.8		5.1
2026		781.8		5.9		3.7
2027		779.7		6.1		3.7
2028		779.4		6.2		3.7
Thereafter		1,072.5		32.7		45.6
Total future minimum lease payments		4,865.4		62.8		72.2
Less: Amounts representing interest		(953.9)		(42.4)		(44.4)
Add: Residual value		—		46.5		—
Present value of lease liabilities	$	3,911.5	$	66.9	$	27.8

(a) Includes options to extend lease terms that are reasonably certain of being exercised.

To provide comprehensive communication solutions to meet our customers' needs, our services are integrated with the latest communications equipment. Certain offerings include equipment leases. Windstream also leases fiber to generate cash flow from unused or underutilized portions of our network. Lease terms typically range from 1 to 20 years some of which may include one or more options to renew, with renewal terms that can extend the lease term from 1 to 10 years. Fiber customers do have the ability to early terminate the lease by relinquishing the fiber strands back to us; however, we have assessed the probability of such action to be remote.

As previously discussed in Note 2, the Company has adopted the predominance practical expedient applicable to contracts with customers that include both lease and non-lease components and prospectively combines the lease and non-lease components into a single performance obligation for purposes of recognizing revenue from such contracts as a result of the application of fresh start accounting.

Operating lease income was $145.2 million, $132.2 million and $114.9 million for the years ended December 31, 2023, 2022 and 2021, respectively. Operating lease income is included in service revenues in the consolidated statement of operations.

F-34

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Leases, Continued:

Future lease receipts from non-cancellable leases were as follows for the years ended December 31:

Year		(Millions)
2024	$	5.0
2025		4.3
2026		4.0
2027		3.9
2028		3.5
Thereafter		21.7
Total future lease receipts	$	42.4

10. Employee Benefit Plans:

The Company maintains a non-contributory qualified defined benefit pension plan. Future benefit accruals for all eligible nonbargaining employees covered by the pension plan have ceased.

The components of pension expense (income) were as follows for the years ended December 31:

(Millions)		2023		2022		2021
Benefits earned during the period (a)	$	1.7	$	3.0	$	3.8
Interest cost on benefit obligation (b)		33.4		31.6		30.2
Net actuarial loss (gain) (b)		10.3		46.5		(12.3)
Settlement (gain) loss (b)		(0.4)		12.8		—
Expected return on plan assets (b)		(32.6)		(53.0)		(67.8)
Net periodic pension expense (income)	$	12.4	$	40.9	$	(46.1)

(a) Included in cost of services and selling, general and administrative expense.

(b) Included in other (expense) income, net.

During August 2022, the Company settled $205.5 million of its pension benefit obligations by irrevocably transferring the retiree pension liabilities to an insurance company through the purchase of group annuity contracts. The purchase of the annuity contracts was funded with pension plan assets of $212.7 million. As a result of the settlement, the Company remeasured its pension benefit obligations as of August 31, 2022, which resulted in the recognition of a settlement loss of $11.3 million. In accordance with its accounting policy, the Company immediately recognizes as net periodic pension cost any actuarial gains or losses arising due to changes in actuarial assumptions whenever an interim re-measurement is required. Accordingly, the Company recognized a pretax actuarial loss of $37.0 million in the third quarter of 2022. The actuarial loss primarily resulted from lower-than-expected returns on plan assets realized in 2022, partially offset by an increase in the discount rate used to measure the pension benefit obligations from 2.90 percent at January 1, 2022 to 4.77 percent as of August 31, 2022.

F-35

10. Employee Benefit Plans, Continued: A summary of plan assets, projected benefit obligation and funded status of the pension plan was as follows as of December 31: (Millions) 2023 2022 Fair value of plan assets, at beginning of year $ 475.7 $ 1,014.7 Actual return on plan assets 32.9 (248.6) Employer contributions (a) — — Benefits paid (40.7) (57.3) Settlements (b) (49.4) (233.1) Fair value of plan assets at end of year $ 418.5 $ 475.7 Projected benefit obligation at beginning of year $ 634.6 $ 1,131.3 Interest cost on projected benefit obligations 33.4 31.6 Service cost 2.7 4.3 Actuarial (gain) loss (c) 10.1 (242.2) Benefits paid (40.7) (57.3) Settlements (b) (49.4) (233.1) Projected benefit obligation at end of year $ 590.7 $ 634.6 Plan assets less than projected benefit obligation recorded in the balance sheet: Current liabilities $ (17.5) $ — Noncurrent liabilities (154.7) (158.9) Funded status recognized in the consolidated balance sheets $ (172.2) $ (158.9) (a) For 2023 and 2022, the Company had no minimum funding requirements and did not make any discretionary contributions to the plan during 2023 and 2022. (b) In an effort to reduce our long-term pension obligations and administrative expenses, during the fourth quarter of 2023, the Company offered to certain eligible participants the option to receive a single lump-sum payment in full settlement of all future pension benefits earned by the participant from prior service to Windstream. Individuals eligible for the voluntary lump-sum payment option were former employees and certain of their beneficiaries with termination dates on or prior to June 30, 2023 who had not yet commenced their pension benefit payments. The calculated amount of the single lump-sum payment was the present value of the participant’s vested accrued pension benefit as of December 2023. All lump-sum payments were made from existing plan assets and totaled $29.3 million. Settlements also included regular lump-sum payments made throughout the year. (c) The net actuarial loss for 2023 primarily consisted of an actuarial loss of $19.0 million attributable to the change in discount rate from 5.49 percent to 5.16 percent, an actuarial gain of $5.3 million attributable to other assumption changes, including updates to the lump-sum conversion interest rates and mortality, and an actuarial gain of $3.2 million attributable to demographic experience. The accumulated benefit obligation of the pension plan was $582.8 million and $626.1 million as of December 31, 2023 and 2022, respectively. WINDSTREAM HOLDINGS II, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-36

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Employee Benefit Plans, Continued:

Assumptions – Actuarial assumptions used to calculate pension benefits expense (income) were as follows for the years ended December 31:

(Millions)	2023	2022 (a)	2021
Discount rate	5.49 %	2.90 %	2.58 %
Expected return on plan assets	7.25 %	6.45 %	6.75 %
Rate of compensation increase	3.00 %	3.00 %	2.00 %

(a) As a result of the remeasurement of the pension benefit obligation in August 2022 previously discussed, the discount rate assumption changed from 2.90 percent to 4.77 percent as of the remeasurement date.

Actuarial assumptions used to calculate the projected benefit obligations were as follows for the years ended December 31:

	2023	2022
Discount rate	5.16 %	5.49 %
Expected return on plan assets	7.75 %	7.25 %
Rate of compensation increase	3.00 %	3.00 %

In developing the expected long-term rate of return assumption, management considered the plan's historical rate of return, as well as input from the Company's investment advisors. Projected returns on qualified pension plan assets were based on broad equity and bond indices and include a targeted asset allocation of 48.6 percent to equities, 32.0 percent to fixed income securities, and 19.4 percent to alternative investments, with an aggregate expected long-term rate of return of approximately 7.75 percent.

Plan Assets – Pension plan assets are allocated to asset categories based on the specific strategy employed by the asset's investment manager. The asset allocation by asset category was as follows for the years ended December 31:

	Target Allocation (a)	Percentage of Plan Assets	
Asset Category	2023	2023	2022
Equity securities	18.4% - 33.4%	31.6 %	22.0 %
Fixed income securities	30.3% - 60.3%	44.4 %	43.5 %
Alternative investments	19.8% - 34.8%	22.5 %	30.0 %
Money market and other short-term interest bearing securities	0.0% - 6.5%	1.5 %	4.5 %
		100.0 %	100.0 %

(a) In mid-December 2023, the Company made changes to its target allocation of plan assets that will be implemented in 2024 as follows: equity securities (41.3% – 55.9%), fixed income securities (13.2% – 47.8%), alternative investments (12.1% – 26.7%) and money market and other short-term investments (0.0% – 5.0%).

The Company utilizes a third party to assist in evaluating the allocation of the total assets in the pension plan, taking into consideration the benefit obligations and funded status of the pension plan. Assets are managed utilizing a liability driven investment approach, meaning that assets are managed within a risk management framework which addresses the need to generate incremental returns in the context of an appropriate level of risk, based on plan liability profiles and changes in funded status. The return objectives are to satisfy funding obligations when and as prescribed by law and to keep pace with the growth of the pension plan liabilities. Given the long-time horizon for paying out benefits and the Company's current financial condition, the pension plan can accept an average level of risk relative to other similar plans. The liquidity needs of the pension plan are manageable given that lump sum payments are not available to most participants.

F-37

10. Employee Benefit Plans, Continued: Equity securities include stocks of both large and small capitalization domestic and international companies. Equity securities are expected to provide both diversification and long-term real asset growth. Domestic equities may include modest holdings of non-U.S. equities, purchased by domestic equity managers as long as they are traded in the U.S and denominated in U.S. dollars and both active and passive (index) investment strategies. International equities provide a broad exposure to return opportunities and investment characteristics associated with the world equity markets outside the U.S. The pension plan’s equity holdings are diversified by investment style, market capitalization, market or region, and economic sector. Fixed income securities include securities issued by the U.S. Government and other governmental agencies, debt securities issued by domestic and international entities, and derivative instruments comprised of swaps, futures, forwards and options. These securities are expected to provide diversification benefits and are expected to reduce asset volatility and pension funding volatility, and a stable source of income. Alternative investments may include hedge funds, commodities, both private and public real estate and private equity investments. In addition to attractive diversification benefits, the alternative investments are expected to provide both income and capital appreciation. Investments in money market and other short-term interest bearing securities are maintained to provide liquidity for benefit payments with protection of principal being the primary investment objective. The fair values of pension plan assets were determined using the following inputs as of December 31, 2023: Quoted Price in Active Markets for Identical Assets Significant Other Observable Inputs Significant Unobservable Inputs (Millions) Fair Value Level 1 Level 2 Level 3 Money market fund (a) $ 61.6 $ — $ 61.6 $ — Collective and other trust funds (b) 133.6 — 133.6 — Government and agency securities (c) 60.0 — 60.0 — Real estate LLCs (e) 78.0 — — 78.0 Other investments (f) 6.6 1.6 5.0 — Investments included in fair value hierarchy 339.8 $ 1.6 $ 260.2 $ 78.0 Other investments measured at NAV: Pooled funds (g) 27.2 Private equity funds (h) 56.6 Total investments 423.6 Dividends and interest receivable 0.5 Pending trades and other liabilities (5.6) Total plan assets $ 418.5 WINDSTREAM HOLDINGS II, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-38

10. Employee Benefit Plans, Continued: The fair values of pension plan assets were determined using the following inputs as of December 31, 2022: Quoted Price in Active Markets for Identical Assets Significant Other Observable Inputs Significant Unobservable Inputs (Millions) Fair Value Level 1 Level 2 Level 3 Money market fund (a) $ 55.2 $ — $ 55.2 $ — Collective and other trust funds (b) 142.9 — 142.9 — Government and agency securities (c) 57.8 — 57.8 — Common and preferred stocks - international (d) 16.4 16.4 — — Real estate LLCs (e) 70.9 — — 70.9 Other investments (f) 2.5 2.4 0.1 — Investments included in fair value hierarchy 345.7 $ 18.8 $ 256.0 $ 70.9 Other investments measured at NAV: Pooled funds (g) 69.6 Private equity funds (h) 59.7 Total investments 475.0 Dividends and interest receivable 0.9 Pending trades and other liabilities (0.2) Total plan assets $ 475.7 (a) The money market fund is valued based on the fair value of the underlying assets held as determined by the fund manager on the last business day of the year. The underlying assets are mostly comprised of certificates of deposit, time deposits and commercial paper valued at amortized cost. The carrying amount of interest bearing cash is estimated to approximate fair value due to the short-term nature of this investment. (b) Units in collective and other trust funds are valued by reference to the funds’ underlying assets and are based on the net asset value as reported by the fund manager on the last business day of the year. The underlying assets are mostly comprised of publicly traded equity securities and fixed income securities. These securities are valued at the official closing price of, or the last reported sale prices as of the close of business or, in the absence of any sales, at the latest available bid price. (c) Government and agency securities and corporate bonds are valued using pricing models maximizing the use of observable inputs for similar securities. Corporate bonds include values based on yields currently available on comparable securities of issuers with similar credit ratings. (d) Common and preferred stocks traded in active markets on securities exchanges are valued at their quoted market price on the last day of the year. Securities traded in markets that are not considered active are valued based on quoted market prices, broker or dealer quotes or alternative pricing sources with reasonable levels of price transparency. Securities that trade infrequently and therefore have little or no price transparency are valued using best estimates, including unobservable inputs. (e) This category consists of real estate properties contributed by the Company to limited liability companies (“LLCs”) wholly-owned by the pension plan that are leased back by Windstream. The fair value of these properties is based on independent appraisals. (See also Note 9.) (f) Other investments consist of derivative financial instruments and investments in foreign currency. Derivative financial instruments are valued based on models that reflect the contractual terms of the instruments. Inputs include observable market information, such as swap curves, benchmark yields, rating updates and interdealer broker quotes at the end of the year. Investments in foreign currency are valued at their quoted market price on the last day of the year. WINDSTREAM HOLDINGS II, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-39

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Employee Benefit Plans, Continued:

(g) The pooled funds are valued based on the net asset value of the fund as a practical expedient as determined by the fund manager on the last business day of the year and is derived from the fair value of each underlying investment held by the pooled fund. These investments have not been classified within the fair value hierarchy.

(h) Private equity funds consist of investments in limited partnerships and are valued based on the pension plan's capital account balance at year end, resulting in valuation at net asset value as a practical expedient, as reported in the audited financial statements of the partnership. These investments have not been classified within the fair value hierarchy.

The following is a reconciliation of the beginning and ending balances of pension plan assets that are measured at fair value using significant unobservable inputs:

(Millions)	Real estate LLCs	
Balance as of December 31, 2021	$	73.3
Unrealized losses		(2.4)
Balance as of December 31, 2022	$	70.9
Unrealized gains		7.1
Balance as of December 31, 2023	$	78.0

There were no transfers within the fair value hierarchy during the years ended December 31, 2023 and 2022.

There have been no significant changes in the methodology used to value investments from prior year. The valuation methods used may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the valuation methods are consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Expected Future Employer Contributions and Benefit Payments – Expected future employer contributions and benefit payments are as follows as of December 31, 2023:

(Millions)		
Expected employer contributions in 2024	$	17.5
Expected benefit payments:		
2024	$	49.0
2025		48.6
2026		47.8
2027		47.3
2028		46.6
2029-2032		221.8

For 2024, the expected employer contribution of $17.5 million will be made to satisfy our 2024 annual minimum funding requirements. The Company intends to fund the contributions using cash. The total amount of the 2024 contribution, and amount and timing of future contributions including voluntary contributions, to the pension plan are dependent upon a myriad of factors including future investment performance, changes in future discount rates and changes in the demographics of the population participating in the plan.

F-40

10. Employee Benefit Plans, Continued: Windstream also provides postretirement healthcare and life insurance benefits for eligible employees. Employees share in, and the Company funds, the costs of the plan as benefits are paid. As of December 31, 2023 and 2022, the unfunded postretirement projected benefit obligation was $4.8 million and $5.0 million, respectively. In determining its periodic postretirement benefits cost, the Company amortizes unrecognized actuarial gains and losses exceeding 10.0 percent of the projected benefit obligation over the lesser of 10 years or the average remaining service life of active employees or life expectancy of inactive participants. Unrecognized actuarial gains and losses below the 10.0 percent corridor are not amortized. Prior service credits are amortized over the average remaining service life of active plan participants. Postretirement benefit income, which is included in other (expense) income, net in the accompanying consolidated statements of operations, totaled $1.2 million in both 2023 and 2022 and $0.4 million in 2021. The Company sponsors an employee savings plan under section 401(k) of the Internal Revenue Code. The plan covers substantially all salaried employees and certain bargaining unit employees. Participating employees receive employer matching contributions up to a maximum of 4 percent of employee pre-tax contributions to the plan for employees contributing up to 5 percent of their eligible pre-tax compensation. Effective January 1, 2020, the plan was amended such that the employer matching contribution is calculated and funded in cash to the plan each pay period with an annual true-up to be made as soon as administratively possible after the end of the year. During 2023, contributions to the plan were $27.9 million in cash and included the annual 2022 true-up contribution. In 2022, contributions to the plan were $26.4 million in cash and included the annual 2021 true-up contribution. Contributions to the plan during the year ended December 31, 2021 were $19.5 million in cash and included the annual 2020 true-up contribution. Excluding amounts capitalized, expense recorded related to the employee savings plan was $26.4 million, $27.4 million and $25.1 million for the years ended December 31, 2023, 2022 and 2021, respectively. Expense related to the employee savings plan is attributable to the employer matching contribution under the plan and is included in cost of services and selling, general and administrative expenses in the accompanying consolidated statements of operations. 11. Equity-Based Compensation Plans: Under the 2020 Management Incentive Plan (“Incentive Plan”), the Company may issue up to a maximum of 10.0 million of equity-based awards in the form of restricted common units or options to certain officers, executives and other key management employees. Considering the effect of forfeitures, the Incentive Plan had remaining capacity of 1.8 million equity-based awards as of December 31, 2023. Restricted Units – During 2023 and 2022, our Board of Managers granted additional time-based restricted units. No time-based restricted units were granted in 2021. The following tables present the vesting periods and grant date fair values of time-based restricted units granted in 2023 and 2022. (Number of units in thousands) Granted in 2023 Vest one-half on date of grant with remaining one-half vesting ratably from date of grant through service period ending on October 30, 2025 700.0 Vest ratably from date of grant through service period ending on July 1, 2024 - non-employee directors 86.2 Total granted 786.2 Grant date fair value per unit $13.58 Grant date fair value (millions) $10.7 (Number of units in thousands) Granted in 2022 Vest ratably from date of grant through service period ending on September 21, 2024 107.9 Vest ratably from date of grant through service period ending on July 1, 2023 - non-employee directors 8.7 Total granted 116.6 Weighted average grant date fair value per unit $19.26 Grant date fair value (millions) $2.2 WINDSTREAM HOLDINGS II, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-41

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Equity-Based Compensation Plans, Continued:

The weighted average fair value of time-based restricted common units granted was determined using the Black-Scholes model based on the following weighted average assumptions: expected life of 4.8 years, expected volatility of 39.6 percent and risk-free interest rate of 4.6 percent for 2023 and expected life of 3.2 years, expected volatility of 37.0 percent and risk-free interest rate of 3.6 percent for 2022.

Time-based restricted unit activity was as follows for the year ended December 31, 2023:

	(Thousands) Number of Units	Weighted Average Fair Value Per Unit
Non-vested as of December 31, 2022	822.4	$13.42
Granted	786.2	$13.58
Vested	(974.9)	$13.27
Forfeited	(7.4)	$12.60
Non-vested as of December 31, 2023	626.3	$13.86

As of December 31, 2023, there were 1,000,799 vested time-based restricted common units settled and 1,111,135 vested time-based restricted common units not yet settled. Vested units for employees will be settled in common units and distributed at the earliest of (1) a change in control, (2) grantee's death, disability, or separation from service or (3) six years from emergence date of September 21, 2020. Vested units for non-employee directors and for one executive grant will be settled in common units and distributed at the earliest of (1) a change in control, (2) separation from service or (3) ten years from the date specified in the grant agreement. As of December 31, 2023, unrecognized compensation expense for the non-vested time-based restricted units totaled $6.9 million and will be recognized over a weighted average period of 0.8 years. Equity-based compensation expense recognized for the time-based restricted units was $13.0 million, $7.9 million and $6.5 million for the years ended December 31, 2023, 2022 and 2021, respectively.

Options and Performance Units – As of December 31, 2021, there were 4.2 million unvested performance-based options and 1.3 million unvested performance-based restricted common units that had been granted under the Incentive Plan in 2020. There were no new grants awarded in 2023 and 2021 and there were no forfeitures during 2021. As presented in the table below, additional performance-based options and performance-based restricted common units were granted during 2022. Under the terms of the grant awards, the options and restricted common units are subject to both time and performance vesting conditions. The awards time vest ratably from the date of grant through September 21, 2024. The percentage of the award vested is dependent upon the increase in equity value subsequent to emergence measured upon a change in control or liquidity event. The options include an exercise price of $12.50 and the maximum term for each option granted is 10 years.

The following table summarizes the activity of performance-based options and performance-based restricted common units during the years ended December 31, 2023 and 2022:

	Stock Options		Performance Units	
	(Thousands) Number of Units	Weighted Average Fair Value Per Unit	(Thousands) Number of Units	Weighted Average Fair Value Per Unit
Non-vested as of December 31, 2021	4,235.4	$4.41	1,270.6	$6.15
Granted	269.6	$1.95	80.9	$4.74
Forfeited	(276.1)	$4.41	(82.8)	$6.15
Non-vested as of December 31, 2022	4,228.9	$4.25	1,268.7	$6.06
Forfeited	(18.5)	$4.41	(5.6)	$6.15
Non-vested as of December 31, 2023	4,210.4	$4.25	1,263.1	$6.06

F-42

11. Equity-Based Compensation Plans, Continued: Because the vesting of the options and performance units are subject to both a service and performance condition, no compensation expense is recognized related to these awards until it is probable that a change in control or liquidity event will occur. At such time, the cost of the options and performance units based on the grant-date fair value will be recognized as compensation expense on a straight-line basis over the remaining requisite period in which the recipient is required to provide services in exchange for the award. The weighted average fair value of performance units granted in 2022 was $4.74 per unit. The weighted average fair value of options granted during 2022 was $1.95 per share using the Black-Scholes option-pricing model based on the following weighted average assumptions: expected life of 5.6 years, expected volatility of 36.8 percent and risk-free interest rate of 3.7 percent. As of December 31, 2023, total unrecognized compensation expense for non-vested options and performance units was $17.9 million and $7.7 million, respectively, and was equal to the aggregate grant date fair value of the unvested awards. 12. Other (Expense) Income, Net: The components of other (expense) income, net were as follows for the years ended December 31: (Millions) 2023 2022 2021 Non-operating pension (expense) income (a) $ (10.7) $ (37.9) $ 49.9 Distributions from bankruptcy claims account (b) — 16.2 — Loss on liquidation of non-marketable investment (c) (4.2) — — Other, net 1.1 (0.2) (2.0) Total other (expense) income, net $ (13.8) $ (21.9) $ 47.9 (a) See Note 10 for a detail of the components of net periodic pension (expense) income included in other (expense) income, net. (b) In 2022, the Company received cash distributions totaling $23.4 million from the general unsecured claims account, which was funded at emergence to administer and settle remaining general unsecured bankruptcy claims. This separate cash account was established for the predecessor entity, Windstream Services PE, LLC (“Old Services”), which is not a subsidiary of the Company. Of the total cash received, $7.2 million was applied to a receivable due from Old Services, with the balance of $16.2 million recorded to other (expense) income, net. Once all remaining bankruptcy- related claims are settled, any remaining cash held by Old Services will be transferred to the Company. (c) Effective December 1, 2023, in conjunction with a merger transaction, the Company was notified that its investment in certain non-marketable securities issued by the acquiree was to be liquidated for $9.2 million in cash payable to Windstream in January 2024. At the time of notification, the carrying value of the Company’s investment was $13.4 million, resulting in a loss upon liquidation of $4.2 million. A receivable for the liquidation proceeds was included in other current assets as of December 31, 2023, and the cash was received by the Company on January 9, 2024. 13. Accumulated Other Comprehensive Income: Accumulated other comprehensive income balances, net of tax, were as follows as of December 31: (Millions) 2023 2022 2021 Postretirement plan $ 9.9 $ 11.0 $ 10.1 Unrealized holding (losses) gains on interest rate swaps: Designated portion (1.8) 23.8 4.0 De-designated portion 10.8 — — Accumulated other comprehensive income $ 18.9 $ 34.8 $ 14.1 WINDSTREAM HOLDINGS II, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-43

13. Accumulated Other Comprehensive Income, Continued: Changes in accumulated other comprehensive income balances, net of tax, were as follows: (Millions) Unrealized Holdings (Losses) Gains on Interest Rate Swaps Postretirement Plan Total Balance as of December 31, 2021 $ 4.0 $ 10.1 $ 14.1 Other comprehensive income before reclassifications 23.3 2.0 25.3 Amounts reclassified from other accumulated comprehensive income (a) (3.5) (1.1) (4.6) Balance as of December 31, 2022 $ 23.8 $ 11.0 $ 34.8 Other comprehensive income before reclassifications (0.3) — (0.3) Amounts reclassified from other accumulated comprehensive income (a) (14.5) (1.1) (15.6) Balance as of December 31, 2023 $ 9.0 $ 9.9 $ 18.9 (a) See separate table below for details about these reclassifications. Reclassifications out of accumulated other comprehensive income were as follows for the years ended December 31: (Millions) Amount Reclassified from Accumulated Other Comprehensive Income Details about Accumulated Other Comprehensive Income Components 2023 2022 2021 Affected Line Item in the Consolidated Statements of Operations Designated interest rate swaps: Recognition of net unrealized (gains) losses $ (14.2) $ (4.6) $ 0.4 Interest expense De-designated interest rate swaps: Amortization of unrealized gain (5.0) — — Interest expense (19.2) (4.6) 0.4 (Loss) income before income taxes 4.7 1.1 (0.1) Income tax benefit (expense) (14.5) (3.5) 0.3 Net (loss) income Postretirement plan: Amortization of net actuarial gains (0.7) (0.6) (0.4) (a) Other (expense) income, net Amortization of prior service credits (0.8) (0.8) (0.3) (a) Other (expense) income, net (1.5) (1.4) (0.7) (Loss) income before income taxes 0.4 0.3 0.2 Income tax benefit (expense) (1.1) (1.1) (0.5) Net (loss) income Total reclassifications for the period, net of tax $ (15.6) $ (4.6) $ (0.2) Net (loss) income (a) Included in the computation of postretirement benefit income for the period. WINDSTREAM HOLDINGS II, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-44

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Income Taxes:

Income tax benefit (expense) was as follows for the years ended December 31:

(Millions)	2023	2022	2021
Current:			
Federal	$ —	$ (0.4)	$ 0.1
State	(2.9)	(19.1)	(10.0)
	(2.9)	(19.5)	(9.9)
Deferred:			
Federal	50.8	52.5	(12.6)
State	13.5	29.0	1.0
	64.3	81.5	(11.6)
Income tax benefit (expense)	$ 61.4	$ 62.0	$ (21.5)

The deferred income tax benefit for 2023 and 2022 reflected the loss before income taxes. The deferred income tax expense for 2021 primarily resulted from temporary differences between depreciation and amortization expense for income tax purposes and depreciation and amortization expense recorded in the accompanying consolidated financial statements.

Differences between the federal income tax statutory rates and effective income tax rates, which include both federal and state income taxes, were as follows for the years ended December 31:

(Millions)	2023	2022	2021
Statutory federal income tax rate	21.0 %	21.0 %	21.0 %
Increase (decrease)			
State income taxes, net of federal benefit	4.1	3.9	6.4
Adjust deferred taxes for state net operating loss carryforward	0.2	(0.4)	8.0
Valuation allowance	(0.8)	(0.4)	(1.7)
Executive compensation	(1.2)	(0.7)	1.5
Post-emergence bankruptcy-related items	(0.1)	(0.7)	6.2
Tax attribute reduction	—	—	13.3
Post-emergence professional fees	—	(0.1)	2.7
Other items, net	(0.6)	(0.4)	(2.1)
Effective income tax rate	22.6 %	22.2 %	55.3 %

The effective income tax rate in 2021 primarily reflected the impact of a reduction in our tax attributes and various post-emergence bankruptcy-related items and professional fees related to the Company's emergence from bankruptcy in September 2020.

F-45

14. Income Taxes, Continued: The significant components of the net deferred income tax liability were as follows as of December 31: (Millions) 2023 2022 Deferred income tax assets: Long-term lease obligations $ 984.7 $ 1,053.7 Operating loss and credit carryforwards 179.8 181.6 Interest expense 117.9 73.5 Postretirement and other employee benefits 43.4 40.2 Research and development capitalization 34.0 22.4 Bad debt 11.4 14.2 Deferred debt costs 6.3 8.0 Equity-based compensation 4.1 3.0 Other 30.8 29.5 1,412.4 1,426.1 Less valuation allowance (11.0) (10.2) Deferred income tax assets $ 1,401.4 $ 1,415.9 Deferred income tax liabilities: Operating lease right-of-use assets $ 912.4 $ 997.5 Property, plant and equipment 613.9 597.1 Goodwill and other intangible assets 29.5 43.1 Unrealized holding gains on interest rate swaps 2.9 7.8 Other 40.5 37.8 Deferred income tax liabilities 1,599.2 1,683.3 Net deferred income tax liability $ 197.8 $ 267.4 In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets and liabilities, carryback potential and tax planning strategies in making this assessment. As of December 31, 2023 and 2022, federal net operating loss carryforwards were approximately $789.6 million and $797.1 million, respectively. Net operating losses generated prior to 2018 expire in varying amounts from 2024 through 2036. Under the 2017 Tax Act, federal net operating losses generated in 2018 and future years can be carried forward indefinitely. As of December 31, 2023 and 2022, state net operating loss carryforwards were approximately $163.3 million and $164.1 million, respectively, which expire annually in varying amounts from 2024 through 2043. Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be realized. For both December 31, 2023 and 2022, recorded valuation allowances totaled approximately $9.1 million related to state loss carryforwards which are expected to expire before they are utilized. The amount of state tax credit carryforwards as of December 31, 2023 and 2022, were approximately $6.2 million and $6.4 million, respectively, which expire in varying amounts from 2024 through 2033. Due to the expected lack of sufficient future taxable income, the Company believes that it is more likely than not that the benefit from some of the state tax credit carryforwards will not be realized prior to expiration. Therefore, as of December 31, 2023 and 2022, Windstream recorded valuation allowances of approximately $1.9 million and $1.1 million, respectively, to reduce our deferred tax assets to amounts expected to be realized. WINDSTREAM HOLDINGS II, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-46

14. Income Taxes, Continued: Uncertainty in taxes is accounted for in accordance with authoritative guidance. For all periods presented, there were no unrecognized tax benefits. Windstream does not expect or anticipate a significant change in the next twelve months in unrecognized tax benefits. The Company files income tax returns in the U.S. federal jurisdiction and various states. With few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years prior to 2020. Windstream has identified Arkansas, California, Florida, Georgia, Illinois, Iowa, Kentucky, Nebraska, New York, North Carolina, Pennsylvania, Texas and Virginia as “major” state taxing jurisdictions. Accrued interest and penalties related to unrecognized tax benefits are recognized as a component of income tax expense. For all periods presented, there were no interest or penalties recognized nor any amounts accrued for interest and penalties. 15. Commitments and Contingencies: Bankruptcy-Related Litigation U.S. Bank, as indenture trustee for certain pre-petition Old Services unsecured notes, appealed the U.S. Bankruptcy Court for the Southern District of New York’s (the “Bankruptcy Court”) approval of the Uniti settlement and the Order Confirming the First Amended Joint Chapter 11 Plan (the “Confirmation Order”) approving the Joint Chapter 11 Plan of Reorganization (as amended, the “Plan”) to the U.S. District Court for the Southern District of New York in 2020. In June 2021, the appellate court entered an order dismissing the appeal as equitably moot. In July 2021, U.S. Bank appealed the dismissal to the U.S. Court of Appeals for the Second Circuit (“Second Circuit”) which affirmed the dismissal of the appeal. U.S. Bank sought en banc review by the entire Second Circuit, and that review resulted in the Second Circuit finding in Windstream’s favor. U.S. Bank filed a petition for certiorari with the U.S. Supreme Court in March 2023. The petition was denied, and the matter is now over. Windstream Holdings, LLC (“Old Holdings”), its current and former directors, and certain of its executive officers are the subject of two shareholder-related lawsuits arising out of the merger with EarthLink Holdings Corp. in February 2017 pending in federal court in Arkansas and state court in Georgia. The pending complaints contain similar assertions and claims of alleged securities law violations and breaches of fiduciary duties related to the disclosures in the joint proxy statement/prospectus soliciting shareholder approval of the merger, which the plaintiffs allege were inadequate and misleading. In June 2023, the court denied Windstream’s long-standing motion to dismiss the claims, after holding oral arguments in August 2019 and after Windstream renewed its motion to dismiss in July 2021 in response to the plaintiffs amending the complaint. There is a trial date in the federal case in November 2024, and discovery is proceeding. The state court case was stayed in 2019, and remains stayed. Oral arguments were held on February 15, 2024 regarding certification of the class, and a ruling is anticipated in the near future. The federal plaintiffs’ proof of claim was resolved on the bankruptcy docket in September 2021. Pursuant to the Company’s Plan of Reorganization, plaintiffs are limited to a recovery to the extent of any available insurance proceeds. The state plaintiff failed to submit a proof of claim and in light of the Company’s emergence from bankruptcy, the state case should be discharged, but the state plaintiff is challenging. To the extent the state court case proceeds, the plaintiff’s recovery should be limited to available insurance proceeds. Management believes that the Company has valid defenses for each of the lawsuits and plans to vigorously defend the pursuit of all matters. While the ultimate resolution of the matters is not currently predictable, if there is an adverse ruling in any of these matters, the ruling could constitute a material adverse outcome on the future consolidated results of operations, cash flows, or financial condition of the Company. WINDSTREAM HOLDINGS II, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-47

15. Commitments and Contingencies, Continued: Texas USF Litigation Starting in 2020, the Texas USF ran a quarterly deficit due to a declining contributions base. Despite state statutory and regulatory requirements to fully fund the programs, the Texas Public Utility Commission (“PUC”) short-paid Windstream and other telecom companies each month from November 2020 through July 2022. In January 2021, the Texas Telephone Association (“TTA”), of which Windstream is a member, filed a lawsuit against the PUC to restore USF funding to its previous levels. After a negative trial court ruling, TTA, Windstream and Lumen Technologies, Inc. appealed the decision, with the appellate court ruling, in June 2022, in favor of the appellants and ordered the PUC to resume fully funding its Texas USF obligations and remanded to the trial court for a determination on short paid amounts owed. On July 13, 2022, the PUC ordered an increase in the Texas USF assessment factor from 3.3 percent to 24.0 percent effective August 1, 2022. The increase allowed the PUC to meet current funding obligations, start paying short-paid amounts, and establish a reserve balance. The Company started receiving full go-forward payments in October 2022. To resolve all open issues, the parties entered into a settlement agreement that provided for, among other things, that the State pay all arrearage amounts, plus interest, by December 31, 2023. This settlement agreement was approved by the trial court in December 2022, and the case was dismissed. The Company has received all arrearages and interest owed pursuant to the settlement agreement totaling $54.3 million, and accordingly, this matter is now concluded. Other Matters The Company is currently involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any specific period could be materially affected by changes in its assumptions or the effectiveness of its strategies related to these proceedings. Additionally, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any specific claim or proceeding would not have a material adverse effect on the Company’s financial condition, results of operations or cash flows. Notwithstanding the foregoing, any litigation pending against the Company and any claims that could be asserted against the Company that arose prior to the Petition Date are subject to discharge pursuant to releases finalized at emergence or resolution in accordance with the Bankruptcy Code for any outstanding proof of claims. 16. Subsequent Events: Subsequent events were evaluated through March 11, 2024, the date these consolidated financial statements were available to be issued. No additional disclosures are required other than those matters that have been reflected within these consolidated financial statements. On January 8, 2024, the Company received from Uniti the first quarterly cash installment payment of $24.5 million payable to Windstream in 2024, pursuant to the amended master lease agreements. Events Subsequent to Original Issuance of Consolidated Financial Statements (Unaudited) In connection with the reissuance of the consolidated financial statements, the Company has evaluated subsequent events through March 26, 2024, the date the consolidated financial statements were available to be reissued. On March 12, 2024, the Company entered into a definitive agreement to sell certain of its unused IPv4 addresses for approximately $100 million in cash, net of fees. Windstream expects the sale of the IPv4 addresses to be consummated during the first half of 2024. WINDSTREAM HOLDINGS II, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-48